Exhibit 10.12

AGREEMENT OF SUBLEASE

AGREEMENT OF SUBLEASE (this “Sublease”) made this      day of June, 1999 by and between ICF Kaiser International, Inc., a Delaware corporation, (referred to herein as “Sublessor”), and ICF Consulting Group, Inc., a Virginia corporation duly qualified to do business in the Commonwealth of Virginia (“Sublessee”).

WITNESSETH

WHEREAS, ICF Kaiser Hunters Branch Leasing, Inc. (“ICF-HB”) is the tenant under certain Consolidated, Amended and Restated Deed of Lease agreements by and between HMCE Associates Limited Partnership, R.L.L.P., as landlord, and ICF-HB, as tenant, dated as of November 12, 1997, for space in that building known as “Hunter’s Branch-Phase I” and located at 9300 Lee Highway, Fairfax, Virginia (the “9300 Lease”) and for space in that building known as “Hunter’s Branch-Phase I, Building 2, located at 9302 Lee Highway (the “9302 Lease”), (together, the “Leases”);

WHEREAS, ICF-HB sublet the entire “Leased Premises” (as that term is defined in each of the Leases) to Sublessor pursuant to those certain Agreements of Sublease by and between ICF-HB, as Sublessor, and Sublessor, as sublessee, dated as March 24, 1998, and as of November 12, 1997 respectively, (the “9300 ICF-International Sublease” and the “9302 ICF International Sublease”), (together, the “ICF-International Subleases”).

WHEREAS, HMCE Associates Limited Partnership, R.L.L.P., assigned all of its rights, title and interest in and to the Leases to Hunters Branch Partners, L.L.C., a Virginia limited liability company (hereinafter referred to as “Lessor”), and Lessor assumed all of the obligations of HMCE Associates Limited Partnership, R.L.L.P., as landlord under the Leases, pursuant to certain agreements entitled “Assignment and Assumption of Certain Tenancies and Written Contracts” dated as of March 24, 1998 for the 9300 Lease, and as of November 12, 1997 for the 9302 Lease, each by and between HMCE Associates Limited Partnership, R.L.L.P., and Lessor;

WHEREAS, Sublessee desires to occupy a portion of the space covered by the ICF-International Subleases (as defined herein), as hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Subleased Premises

Sublessor hereby sublets to Sublessee, and Sublessee hereby hires and takes from the Sublessor the premises shown on Exhibit A-1 attached hereto and made a part hereof, and consisting of approximately One Hundred and Fifty Nine Thousand One Hundred and Twenty One (159,121) total rentable square feet, located at 9300 Lee Highway, Fairfax, Virginia 22031 (“9300 Building”), as well as the premises consisting of the auditorium and “break-out room” shown on Exhibit A-2 attached hereto and made a part hereof, and consisting of approximately Six Thousand and One Hundred (6,100) total rentable square feet, located at 9302 Lee Highway, Fairfax, Virginia 22031 (“9302 Building”) (collectively, the “Subleased Premises”).

Section 2. Term of Sublease

This Sublease and all of the parties’ respective rights, obligations and liabilities hereunder shall commence on the date of full execution hereof by both Sublessor and Sublessee (the “Commencement Date”). The period of the sublease will commence on the Commencement Date and end on October 29, 2012 (the “Term”).

Section 3. Base Rent

Sublessee covenants and agrees to pay to Sublessor, in currency, which at the time of payment is legal tender for public and private debts in the United States of America. Commencing on the Commencement Date and continuing for a period of one year, the fixed base rent (“Base Rent”) will be in the sum of Three Million Eight Hundred Sixty Eight Thousand and One Hundred Eighty Six dollars, ($3,868,186) per annum payable in equal monthly installments, subject to adjustment as hereinafter provided. Commencing on the second year of this Sublease and continuing throughout the Term, the fixed base rent (“Base Rent”) during this period will be in the sum of Four Million, One Hundred Ninety Thousand and Five dollars ($4,190,005) per annum payable in equal monthly installments, subject to adjustment as hereinafter provided. Each monthly installment following the first shall be due and payable not later than the first (1st) day of each month during the Term. If the Commencement Date is not on the first of the month, the Base Rent shall be pro-rated for the initial partial month of the Term (if necessary).

Section 4. Base Rental Adjustment

Beginning November 1, 2003 and each year thereafter during the Term, Base Rent shall be the amount equal to the Base Rent for the immediately preceding sublease year, increased by the “Inflation Adjustment” (as hereinafter defined) for the sublease year in which the computation is made. The Inflation Adjustment for these purposes shall be as defined in the 9300 Lease, being the lesser of 2.5% of the Base Rent for the immediately preceding sublease year or 225% of the percentage (if any) by which the CPI (as defined in the 9300 Lease) for the Comparison Month in the immediately preceding sublease year exceeds the CPI for the Comparison Month in 1998.

Section 5. Additional Rent

(a) Notwithstanding the provisions of Sections 3 and 4 above, Sublessee agrees for each year during the Term, commencing on the first anniversary of the Commencement Date, and continuing each year thereafter, to pay Sublessor, as additional rent under this Sublease, an amount equal to Sublessee’s “Percentage” (as hereinafter defined) of the amount by which “Operating Expenses” and “Real Estate Taxes” (under and as defined in the 9300 ICF-International Sublease) exceed Operating Expenses and Real Estate Taxes under the 9300 ICF-International Sublease during the 1999 calendar year. Sublessee’s Percentage for this purpose shall be deemed to be eighty percent (80%).

(b) In addition, Sublessee agrees for each month during the Term, to pay, as additional rent under this Sublease, all other operating expenses which are excluded from the aforesaid definition of Operating Expenses for the entire Subleased Premises, specifically including, but without limitation, the cost of electricity, cleaning, security, and additional shuttle bus hours. Copies of all relevant statements and bills received by Sublessee or Sublessor will be provided pursuant to the applicable provisions of the ICF-International Sublease and pursuant hereto, together with a statement of the amount of additional rent, if any, which Sublessee or Sublessor are required to pay under this Section.

(c) Sublessee’s proportionate share of the additional rent payments described in Section 5(a) and 5(b) shall be paid on an estimated basis in accordance with the procedures described in Section 3(b) of the Leases and shall be reconciled in accordance with Section 3(b) of the Leases; provided that Sublessee shall make all payment of additional rent in the same manner of payment of rent, on the first day of each month during the Term. Upon the request of Sublessee, Sublessor shall take all steps possible to cause ICF-HB to cause an audit of the statement of Operating Expense Increases pursuant to Section 3(b) of the Leases; provided, however, that Sublessee shall pay all costs and expenses related to any such audit, and any such audit shall be performed in accordance with the Leases. Sublessor shall deliver to Sublessee, within ten (10) business days after receipt thereof, Sublessee’s proportionate share of any refunds of any overpayments of additional rent for purposes of payment of Operating Expenses or Real Estate Taxes received by Sublessor. Sublessee shall also pay to Sublessor, as additional rent, all reasonable and customary charges for any additional services provided to Sublessee hereunder in accordance with the provisions hereof, including, without limitation, charges and fees for alterations; and after-hours heating and air-conditioning services. Sublessee’s obligation to pay additional rent and to receive refunds of additional rent overpayments, if any, shall survive until reconciliation of such costs for the last year of the Term is complete. For purposes of this Sublease, all Base Rent and additional rent shall be referred to collectively as “Rental.”

Section 6. The Leases and the ICF-International Subleases

(a) Sublessee acknowledges that it has reviewed and is familiar with all of the terms, covenants, and conditions of the Leases and the ICF-International Subleases, complete copies of which Sublessor represents are attached hereto as Exhibit B and which are made a part hereof. Except as otherwise expressly provided in or otherwise inconsistent with the Sublease, or to the extent not applicable to the Subleased Premises, all of the terms, covenants, conditions, stipulations, rights, obligations, remedies and agreements of the Leases and the ICF-International Subleases are incorporated herein and made a part hereof as if set forth herein at length. The parties hereby specifically acknowledge and agree that, without limitation whatsoever to the foregoing: (i) the term “Basic Rent” in the Leases, and (ii) Section 3(i) of the 9300 Lease and Section 3(j) of the 9302 Lease related to Lease Restructuring Fees are inconsistent with this Sublease. Sublessee assumes and agrees, except as otherwise provided herein, to perform, observe, and comply with all of the terms, covenants and conditions to be performed, observed, and complied with by the tenant under the Leases and on the part of the Sublessor to be performed, observed and complied with under the ICF-International Subleases, as the same may or shall relate to the occupancy of the Subleased Premises, and except as modified by this Sublease. Sublessee hereby makes all waivers and grants all rights, for the benefit of Sublessor, ICF-HB and Lessor, made or granted by Sublessor, as tenant under the ICF-International Subleases.

(b) This Sublease is expressly made subject to all of the terms, covenants, and conditions of the Leases and the ICF-International Subleases, except as otherwise expressly provided herein. Subject to the Consent to Sublease and Recognition Agreement annexed hereto as Exhibit C, this Sublease shall terminate upon the expiration or termination of either of the Leases, whereupon all covenants and agreements made by Sublessor herein shall cease without prejudice to the right of Sublessor to recover all Rental accrued to the latter of termination or recovery of the Subleased Premises.

(c) The time limits set forth in the Leases and ICF-International Subleases for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purpose of this Sublease, by lengthening or shortening the same in each instance, as appropriate, so that notices may be given, demand made, or any act, condition or covenant performed or any right, remedy or option hereunder exercised, by Sublessor or Sublessee, as the case may be, (and each party covenants that it will do so) within three (3) days prior to the expiration of the time limit, taking into account the maximum grace period, if any, relating thereto contained in the Leases and ICF-International Subleases.

Section 7. Occupancy

(a) Sublessee shall use and occupy the Subleased Premises solely for the purposes permitted under Section 6(a) of the Leases.

(b) Sublessee covenants that it will occupy the Subleased Premises in accordance with the provisions hereof (including the provisions of the Leases and the ICF-International Subleases), and will not do or omit to do any act which results in a default under any of the terms hereof or of any of the Leases or the ICF-International Subleases. Sublessee shall pay to Sublessor, as additional rent, any and all sums, which Sublessor is required to pay to the ICF-HB or Lessor as the result of Sublessee’s failure to comply with the provisions hereof, of the Leases, and/or the ICF-International Subleases as they pertain to the Subleased Premises. Without limitation to the foregoing whatsoever, or to Sublessee’s obligations pursuant to Section 7(c) below, if Sublessee is a holdover tenant under this Sublease and causes Sublessor to be deemed a holdover by the ICF-HB under either ICF-International Sublease, Sublessor, at its option, may remove Sublessee and all its possessions from the Subleased Premises without any liability whatsoever to the Sublessor.

(c) In the event Sublessee continues to occupy the Subleased Premises after the termination of its right of possession pursuant to the terms of this Sublease, then, in addition to other liabilities as set forth herein, Sublessee shall, throughout the entire holdover period, in addition to otherwise applicable additional rent, pay Base Rent equal to 150% of the Base Rent applicable during the last year of the Term. No holding over by Sublessee or payments of money by Sublessee to Sublessor after expiration of the Term of this Sublease shall be construed to extend the Term of this Sublease or to prevent the recovery of immediate possession of the

Subleased Premises by summary proceedings or otherwise as permitted pursuant to applicable law, unless Sublessor has sent written notice to Sublessee that Sublessor has elected to extend the Term of the Sublease.

(d) Notwithstanding anything to the contrary contained in this Sublease, Sublessor shall not be required to perform any of the covenants and obligations of the Lessor under the Leases (a “Landlord Obligation”) including, but without limitation whatsoever, to provide any of the services that Lessor has agreed to provide, whether or not specified in Section 5 of the Leases (or required by law), or furnish the electricity to the Subleased Premises that Lessor has agreed to furnish pursuant to the ICF-International Subleases or the Leases (or required by law), or make any of the repairs or restorations that Lessor has agreed to make pursuant to the ICF-International Subleases or the Leases (or required by law), or to comply with any law or requirement of any governmental authorities, or take any action that Lessor has agreed to provide, furnish, make, comply with, or take under the ICF International Subleases or the Leases, but Sublessor agrees to use all diligent efforts at Sublessee’s sole cost and expense, obtain the same from the ICF-HB and/or to cause ICF-HB to obtain the same from Lessor, (provided, however, that Sublessor shall not be obligated to use such efforts or take any action which might give rise to a default under the Sublease), and Sublessee shall rely upon and look solely to, ICF-HB or Lessor for the provision, furnishing, or making thereof or compliance therewith. If ICF-HB or Lessor shall default in the performance of any of its obligations under any of the ICF-International Subleases or the Leases, as applicable, Sublessor shall, upon request and at the expense of Sublessee, institute and prosecute any action or proceeding which Sublessee in its reasonable judgment, deems meritorious, in order to have ICF-HB make such repairs, furnish such services, or comply with any other obligations of ICF-HB under the ICF-International Subleases or as required by law. Sublessee shall indemnify and hold Sublessor harmless from and against any and all such claims arising from or in connection with such request, action or proceeding, except to the extent of gross negligence or willful misconduct on the part of Sublessor, and its agents, employees, contractors, licensees, and invitees including indemnity from and against any and all liability, fines, suits, damage, costs and expenses of any kind or nature, including without limitation, reasonable attorneys’ fees and disbursements, incurred in connection therewith. Sublessee shall not make any claim against Sublessor for any damage which may arise, nor shall Sublessee’s obligations hereunder be diminished, by reason of (i) the failure of Lessor to keep, observe, or perform any of its obligations pursuant to any of the Leases, as applicable, unless such failure is due to Sublessor’s gross negligence or willful misconduct, or (ii) the acts or omissions of Lessor, or its agents, contractors, servants, employees, invitees or licensees, except to the extent of the gross negligence or willful misconduct of Sublessor.

(e) If any Event of Default described in Section 16 (Default Provisions) of the Leases shall occur in respect of Sublessee or Sublessee’s property, or if Sublessee shall default in the payment of Base Rent or other Rental hereunder, or in the performance or observance of any of the terms, covenants, and conditions of this Sublease or of the ICF-International Subleases or the Leases on the part of Sublessee to be performed or observed, which default continues uncured following written notice to Sublessee and the expiration of all applicable cure periods specified in Section 16 (it being the parties’ intention that such cure periods shall apply in respect of breaches by and notices to Sublessee), Sublessor shall be entitled to the rights, remedies, and indemnifications herein provided and/or reserved by the Lessor and ICF-HB in the Leases and the ICF-International Subleases, as applicable. In addition to all other said rights, remedies, and indemnifications, Sublessor shall have the right to suspend payments to Sublessee pursuant to Section 11(c), and to offset any sums due thereunder against Sublessee’ s liability for damages to Sublessor.

Section 8. Leasehold Improvements and Allowances

(a) Sublessor subleases the Subleased Premises to Sublessee and Sublessee accepts the Subleased Premises in “as-is” condition. Sublessor has not made and does not make any representations or warranties as to the physical condition of the Subleased Premises, the use to which the Subleased Premises may be put, or any other matter or thing affecting or relating to the Subleased Premises, except as specifically set forth in this Sublease. Sublessor shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Subleased Premises for Sublessee’s occupancy. Sublessor represents and warrants that to the best of its actual knowledge, without inquiry or investigation, all alterations to the Subleased Premises which it has performed to date have been in compliance with applicable law and the Leases.

(b) Sublessee shall not make any alterations, installations, improvements, additions, or other physical changes in or about the Subleased Premises, or any part thereof, structural or otherwise, or any change whatsoever in the use of the Subleased Premises, or any part thereof, without the prior written approvals and consents required in accordance with the Leases and the ICF-International Subleases, and without the prior written consent of Sublessor, which consent shall not be unreasonably withheld. Sublessor’s sole obligation in respect of requested approvals and consents shall be to cause ICF-HB to request diligently on Sublessee’s behalf that Lessor comply with the terms of the Leases.

Section 9. Security Deposit

(a) Upon execution of this Sublease, Sublessee shall provide Sublessor a security deposit in the sum of One Hundred Thousand Dollars ($100,000.00) in cash or by letter of credit drawn on a bank as well as in form approved by Sublessor (the “Letter of Credit”) or other form acceptable to Sublessor as security for the prompt, full and faithful performance by Sublessee of each and every provision of this Sublease and of all obligations of Sublessee hereunder (the “Security Deposit”). Said Security Deposit may not be commingled with other funds of Sublessor and all interest or income from said Security Deposit shall be due Sublessee. At any time during the Term, Sublessee shall have the right to deliver to Sublessor the Letter of Credit in the amount of, and as replacement for, the original Security Deposit given upon execution of this Sublease, and upon such replacement, the original Security Deposit shall be promptly returned to Sublessee. In the event of a default which continues beyond any applicable notice and cure period, Sublessor may use, apply, or retain all or any part of the Security Deposit for payment of any: (i) Base Rent or other Rental; (ii) any sum expended by Sublessor on Sublessee’s behalf in accordance with the provisions of this Sublease; and/or (iii) any sum which Sublessor may expend or be required to expend by reason of Sublessee’s default, including damages or deficiency in the reletting of the Subleased Premises. The use, application, or retention of the Security Deposit, or any portion thereof, by Sublessor shall not prevent Sub lessor from exercising any other right or remedy provided by this Agreement of Sublease or by law; and, shall not operate as a limitation on any recovery to which Sublessor may otherwise be entitled. If any portion of the Security Deposit is used, applied, or retained by Sublessor for a purpose set forth above, Sublessee agrees that within five (5) business days after a written demand therefor is made by Sublessor, Sublessee will deposit with the Sublessor an amount sufficient to restore the Security Deposit to its original amount.

(b) Unless otherwise applied in accordance with the provisions of this Sublease, the Security Deposit, or any balance thereof, shall be returned to Sublessee within thirty (30) days after the expiration of the Term. Upon return of the Security Deposit or balance thereof to the Sublessee, the Sublessor shall be completely relieved of liability under this Section.

Section 10. Domain; Loss by Casualty

Notwithstanding any contrary provision of this Sublease or the provisions of the ICF-International Subleases or the Leases herein incorporated by reference, Sublessee shall not have the right to terminate this Sublease as to all or any part of the Subleased Premises, or be entitled to any abatement of Base Rent, additional rent or any other item of Rental, by reason of a casualty or condemnation affecting the Subleased Premises unless Sublessor is entitled to terminate the applicable ICF-International Sublease or be entitled to a corresponding abatement with respect to its corresponding obligation under the applicable ICF-International Sublease. If Sublessor is entitled to terminate the applicable ICF-International Sublease for all or any portion of the Subleased Premises by reason of casualty or condemnation, Sublessee may terminate this Sublease as to any corresponding part of the Subleased Premises by written notice to Sublessor given at least five (5) business days prior to the date(s) Sublessor is required to give notice to ICF-HB of such termination under the terms of the applicable ICF-International Sublease. In the event of any damage by fire or other casualty to the Subleased Premises rendering the Subleased Premises wholly or in part untenantable, Sublessee shall acquiesce in and be bound by any action taken by or agreement with respect thereto entered into by Lessor pursuant to Section 13 of the Leases, and Sublessee shall be entitled to its proportionate share of (i) damages to the extent actually received and/or (ii) the rent abatement to the extent conclusively determined by Sublessor for the Subleased Premises, as described therein.

Section 11. Assignment, Subletting, and Subleased Premises in 9302 Building

(a) Except as specified in this Sublease, Sublessee shall not assign, sell, transfer (whether by operation of law or otherwise), pledge, mortgage or otherwise encumber this Sublease or any portion of its interest in the Subleased Premises, nor sublet all or any portion of the Subleased Premises, or permit any other person or entity to use or occupy all or any portion of the Subleased Premises, without the prior written consent of Sublessor and Lessor. It is further agreed that any sale, assignment or other disposition of a majority of the capital stock, a controlling interest in the Company, and/or all or substantially all of the assets of the Sublessee to any person or entity shall constitute a transfer for purposes hereof, which shall require the prior written consent of Sublessor pursuant hereto. Provided that Sublessee shall comply with the provisions of this Sublease, the ICF-International Subleases and the Leases with respect to subletting, Sublessor agrees that it shall not unreasonably withhold, condition or delay its consent to a subletting of all or any portion of the Subleased Premises, provided that ICF-HB and

Lessor shall consent to such subletting. Upon the written request of Sublessee, Sublessor, at Sublessee’s sole cost and expense, shall request the consent of the ICF-HB and Lessor, and shall use commercially reasonable efforts to cooperate with Sublessee in obtaining any such consents.

(b) If this Sublease shall be assigned, or, if the Subleased Premises or arty part thereof be sublet or occupied by any person, firm, or corporation other than Sublessee in breach of Section (a) above, Sublessor may, after default by Sublessee in its obligations hereunder, collect rent from the assignee, subtenant, or occupant and apply the net amount collected to the rent payments and additional rent payable hereunder; but, no such assignment, subletting, occupancy, or collection shall be deemed a waiver of this covenant or the acceptance of the assignee, sublessee, or occupant as tenant, or a release of Sublessee from the future performance by it of the covenants on the part of it herein contained. The consent by Sublessor to an assignment or a subletting shall not, in any way, be construed to relieve Sublessee from obtaining the express consent in writing of Sublessor to any further assignment or subletting. Any attempt to mortgage, or encumber this Sublease, or to sublet, or to suffer or permit the Subleased Premises or any part thereof to be used by others, without the prior written consent of Sublessor, ICF-HB and Lessor will constitute a default under this Sublease. To do so will subject Sublessee to all remedies and liabilities set forth herein.

(c) Notwithstanding anything to the contrary in this Section 11 or elsewhere in this Sublease, Sublessee hereby acknowledges that Sublessor has granted or intends to grant to certain other subtenants in the 9302 Building listed in Exhibit E annexed hereto a non-exclusive license and right to use the auditorium forming part of the Subleased Premises in that Building (“Auditorium”) on a first come, first serve basis. Sublessee hereby agrees to sublease the Subleased Premises in the 9302 Building subject to said licenses, and to comply fully with the terms of said licenses and agreements. Sublessee further agrees that throughout the Term hereof, Sublessor, its sublessees and assigns, and the tenants and subtenants of the 9302 Building shall have the right, on a first come, first serve basis, equal with Sublessee, and free of charge by Sublessee, except as hereinafter specified, to use the Subleased Premises located in the 9302 Building. Sublessee hereby irrevocably so grants to Sublessor and all other said persons listed in Exhibit E annexed hereto a non-exclusive license to use said Subleased Premises. Sublessee shall have the obligation to schedule and coordinate the use of said Subleased Premises with all users and licensees, on a first come, first serve basis, in consultation and coordination with Sublessor. Sublessee shall also collect, on behalf of Sublessor, as its agent, the payments for the use of the Auditorium made by the parties listed in Exhibit E, and remit such payments to Sublessor promptly after collection. In consideration for all of the foregoing grants, rights, and obligations, Sublessor shall pay to Sublessee a sum equal to twenty percent (20%) of the direct, out of pocket costs to Sublessee of subleasing and maintaining and operating the audiovisual and related equipment in the 9302 Building Subleased Premises on an annual basis. Sublessor shall pay such sum in equal monthly installments, within thirty (30) days of receipt of: (1) an appropriate invoice therefor, evidencing in reasonable detail the total costs incurred by Sublessee and stating Sublessor’s percentage payment due, and (2) the payments for auditorium use collected by Sublessee for the benefit of Sublessor as described herein. In the event of a default by Sublessor of its payment obligation pursuant to the preceding sentence, which continues uncured for more than five (5) days after Sublessee shall have given Sublessor a written notice specifying such default, provided that this Sublease is in full force and effect, there is no default hereunder on the part of Sublessee, and Sublessee provides prior written notice to Sublessor, Sublessee shall have the right to offset the sums due from Sublessor and hereunder against its obligations to pay Rental hereunder. From the date hereof, Sublessee shall have the exclusive right to grant to tenants and subtenants of the 9302 building, non-exclusive licenses to use the Subleased Premises in the 9302 building, subject to, and accordance with, all rights and licenses (including those rights and licenses contained in any leases or subleases in connection with the 9302 building) of Sublessor and the other parties listed on Exhibit E.

(d) Notwithstanding anything herein to the contrary, Sublessee shall have no rights (i) with respect to Tenant’s Roof Use pursuant to Section 10(e) of the Leases, provided that Sublessee shall have a right to access and use the roof for emergency or regular maintenance and repair, subject to the consent of Sublessor (which consent shall not be unreasonably withheld) and subject to the terms of the Leases or (ii) to extend the term of the Leases pursuant to Section 30 thereof.

Section 12. Quiet Enjoyment

Sublessor covenants and agrees with Sublessee that upon Sublessee’s paying the Base Rent and additional rent as required hereunder, and observing and performing all of the terms, covenants, and conditions of this Sublease on Sublessee’s part to be observed and performed, Sublessee may peaceably and quietly enjoy the Subleased Premises, subject, nevertheless, to the terms and conditions of this Sublease, the ICF-International Subleases, the Leases.

Section 13. “Sublessor”

The term “Sublessor” as used in this Sublease means only the lessee under the ICF-International Subleases at the time in question, so that if the ICF-International Subleases shall be assigned, such assignor shall be thereupon released and discharged from all covenants, conditions, and agreements of Sublessor hereunder, provided that such covenants, conditions, and agreements shall be binding upon each successor assignee until thereafter assigned.

Section 14. Insurance

Sublessee, at its sole expense, shall insure the Subleased Premises throughout the Term hereof against all risks and in such amounts as set forth below and with carriers reasonably acceptable to Sublessor, ICF-HB and/or Lessor. Such policies shall afford protection to the limit of $5,000,000 with respect to bodily injury or death to any one person, to the limit of $5,000,000 with respect to bodily injury or death to any number of persons in any one accident, and to the limit of $5,000,000 with respect to damage to the property of any one owner from one occurrence. To the extent required by law, Sublessee shall also, at its sole expense, maintain in full force and effect throughout the Term hereof, worker’s compensation or similar insurance in form and amounts required by law. All such insurance policies must name each of Sublessor, ICF-HB and Lessor as additional insureds and loss payees, and must provide that such insurance policies may not be canceled or altered without at least thirty (30) days prior written notice to Sublessor. This Sublease is not effective unless and until Sublessee delivers copies of certificates of all such insurance to Sublessor. The waivers of subrogation contained in Section 12(c) of the Leases shall be expressly applicable to Sublessee and Sublessor under this Sublease. Sublessor agrees to carry all insurance required of it by the ICF-HB Sublease.

Section 15. Indemnity

(a) In addition to all other indemnities hereunder, Sublessee agrees to indemnify and hold harmless Sublessor and Lessor from and against any and all claims, losses, actions, damages, liabilities, and expenses (including reasonable attorneys’ fees) that (i) arise from Sublessee’s possession, use, occupancy, management, repair, maintenance, or control of the Subleased Premises, or any portion thereof, or (ii) arise from any willful or negligent act or omission of Sublessee or Sublessee’s agents, employees, subtenants, contractors, licensees, and/or invitees, or (iii) arise from injury or death to persons of damage to property sustained on or about the Subleased Premises (“Indemnified Liabilities”). Sublessee shall, at its own cost and expense, defend any and all actions, suits, and proceedings which may be brought against Sublessor and/or Lessor and which arise from Indemnified Liabilities. Sublessee shall pay, satisfy, and discharge any and all money judgments, which may be recovered against Sublessor and/or Lessor for an Indemnified Liability. Sublessee’s obligations hereunder shall survive the expiration of this Sublease with respect to acts or events occurring or alleged to have occurred prior to the end of the Term, to the extent not caused by the gross negligence or willful misconduct of Sublessor.

(b) Sublessor hereby agrees to defend, indemnify and hold harmless Sublessee against any claim, proceeding, liability, cost or expense (including reasonable attorneys’ fees) arising from a breach of the Leases by the “Tenant” thereunder or a breach of the ICF-International Subleases by the “Sublessee” thereunder, except to the extent that any such claim, proceeding, liability, cost or expense arises directly or indirectly from any breach or default hereunder by Sublessee, or is an Indemnified Liability hereunder.

Section 16. Parking

At no additional expense to Sublessee, Sublessor will provide Sublessee the right to the use of up to five hundred sixty (560) unreserved parking spaces in the structured parking facility located adjacent to the 9300 Building for the Term of the Sublease.

Section 17. Signage

Sublessor, at Sublessor’s expense, shall provide directory listings of Sublessee’s name in the building directory of the 9300 Building in a reasonable number as determined by Sublessor. Sublessee shall have the right to install (i) 9300 Building standard suite entry signage on the Subleased Premises in the 9300 Building, and (ii) signage with Sublessee’s name on the exterior of the 9300 Building; however, signage must be approved by Sublessor and ICF-HB (which approval shall not be unreasonably withheld), and by Lessor in accordance with the 9300 ICF-International Sublease and the 9300 Lease. Sublessor shall use commercially reasonable efforts, at Sublessee’s expense, to assist Sublessee in placing signage in Sublessee’s name on the exterior of the 9300 Building, including assisting Sublessee in obtaining Lessor’s consent and complying with applicable zoning laws. Any such signs approved by Sublessor, ICF-HB and Lessor shall be installed at Sublessee’s sole cost, expense, and risk.

Section 18. Consent of Lessor Under Lease and Sublessor Under Sublease

Sublessee hereby acknowledges and agrees that this Sublease is subject to and conditioned upon Sublessor obtaining the written Consent to Sublease and Recognition Agreement annexed hereto as Exhibit C (“Consent”) of ICF-HB and Lessor as provided in the Leases and ICF-International Subleases respectively. Promptly following the execution and delivery hereof, Sublessor shall submit this Sublease and this Consent to ICF-HB and Lessor. Sublessee hereby agrees that it shall cooperate in good faith with Sublessor in the procurement of the Consent. In no event shall Sublessor or Sublessee be obligated to make any payment to ICF-HB or Lessor in order to obtain the Consent or the consent to any provision hereof, other than as expressly set forth in this Sublease. In the event that (a) ICF-HB shall not have executed and delivered the Consent within five (5) business days after the date of the full execution hereof and (b) Lessor shall not have executed and delivered the Consent within sixteen (16) days after the date of the full execution hereof, Sublessee shall have the right to cancel this Sublease by giving five (5) business days prior written notice given to the other at any time thereafter prior to the execution and delivery of the Consent, and with the expiration of such notice period (except if such Consent is obtained prior thereto) this Sublease shall be deemed canceled and of no further force or effect, and neither party shall have any liability or obligation to the other in respect thereof.

Section 19. Notices

Any notice or demand required or permitted to be given by the provisions hereof must be in writing and will be conclusively deemed to have been given by a party hereto on the day it is delivered to such party at the address indicated below or, if sent by registered or certified U.S. mail, on the fifth business day after the day on which mailed, or if sent by recognized commercial courier service, on the second day after the day delivered to the service, addressed to such party at such address:

If to Sublessor:	ICF Kaiser International, Inc.
9300 Lee Highway
Fairfax, VA 22031-1207
ATTN: Facility Manager

with a copy to:	Squire, Sanders & Dempsey L.L.P.
1201 Pennsylvania Avenue, NW
Suite 500
Washington, DC 20004
ATTN: Susan Bierman

If to Sublessee:	ICF Consulting Group, Inc.
9300 Lee Highway
Fairfax, Virginia 22031
ATTN: Kenneth Kolsky

The person to receive notices or the address for such notices may be changed from time to time by written notice in accordance with this Section.

Section 20. Binding Effect

The covenants, conditions, and agreements contained herein shall be binding upon and inure to the benefit of Sublessor and Sublessee and their respective heirs, executors, administrators, successors, and/or assigns, as permitted hereby.

Section 21. Applicable Law/Severability

This Sublease is entered into in the Commonwealth of Virginia, and its validity and interpretation shall be construed in accordance with the laws of that state (without giving effect to the doctrine of conflict of laws). Any provision of this Sublease prohibited by, or unlawful or unenforceable-under any applicable law shall be ineffective only to the extent invalid without invalidating the remaining provisions of this Sublease. For purposes of Virginia law, this Sublease shall be deemed to be a deed of lease executed under seal. Neither this Sublease nor any memorandum thereof shall be recorded without the prior written consent of Sublessor, ICF-HB and Lessor.

Section 22. Priority

In the event of conflict or ambiguity with the Leases or the ICF-International Subleases, the terms this Sublease shall control the rights and obligations of the parties hereto.

Section 23. Brokerage

Sublessor and Sublessee represent and warrant each to the other that each has dealt with no broker, agent or other person in connection with this transaction. Sublessee and Sublessor each agrees to indemnify and hold harmless the other from and against any claim by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Sublessee or Sublessor, as applicable, with regard to this leasing transaction. The provisions of this Section shall survive the termination of this Sublease.

Section 24. Entire Agreement

Sublessor and Sublessee acknowledge that there are no agreements or understandings, written or oral, between Sublessor and Sublessee with respect to the Subleased Premises, other than as set forth in this Sublease, including the Exhibits hereto, which Exhibits (including the ICF-International Subleases and the Leases), are incorporated herein by reference, and in the Transition Services Agreement between the parties hereto of even date, a copy of which is attached hereto as Exhibit D and is also incorporated herein by this reference. This Sublease and the Exhibits hereto may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification or discharge is sought. Except as otherwise defined herein, all capitalized terms used in this Sublease shall have the same meanings as set forth in the Leases. This Sublease is offered to Sublessee for signature with the express understanding and agreement that this Sublease shall not be binding upon Sublessor unless and until ICF-HB and Lessor shall have executed and delivered a fully executed copy of the Consent to Sublessor and Sublessee.

Section 25. Transmittal of Notices and Demands

Sublessor shall promptly transmit to Lessor and ICF-HB any material written notice or demand received from Sublessee related to this Sublease or the Subleased Premises, and shall promptly transmit to Sublessee any material written notice or demand related to this Sublease, the Subleased Premises, or Sublessee’s occupancy of the Subleased Premises received from Lessor or ICF-HB. Sublessee shall promptly transmit to Sublessor any notice or demand received from Lessor or ICF-HB or any other party relating to this Sublease, the Subleased Premises, or Sublessee’s occupancy of the Subleased Premises (other than notices which are not material to the terms of this Sublease, received in the ordinary course of Sublessee’s business).

IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Sublease to be executed by their duly authorized representatives all as of the day and year first above written.

SUBLESSOR:

WITNESS:	ICF KAISER INTERNATIONAL, INC.

/s/ HEATHER M. BOALS	By:	/s/ TIMOTHY P. O’ CONNOR
	Title:	SVP

SUBLESSEE:

WITNESS	ICF CONSULTING GROUP, INC.

/s/ SANDRA D. LITTLE	By:	/s/ SUDHAKAR KESAVAN
	Title:	Chairman

AGREEMENT TO SUBLEASE

This Agreement of Sublease (“Sublease”) is made and entered into as of the 24th day of March 1998, effective for all purposes as of the 1st day of January, 1997, by and between ICF KAISTER HUNTERS BRANCH LEASING, INC., a Delaware corporation with offices at 9300 Lee Highway, Fairfax, Virginia 22031 (“Sublessor”) and ICF KAISER INTERNATIONAL INC., a Delaware corporation with offices at 9300 Lee Highway, Fairfax, Virginia 22031 (“Sublessee”).

WITNESSETH:

WHEREAS, Sublessor represents and warrants that it has leased approximately 199,959 square feet of rentable floor space on the first through penthouse floors of a commercial office building with a street address of 9300 Lee Highway, Fairfax, Virginia 22031 (the “Leased Premises”), pursuant to a lease dated even date herewith, between Sublessor, as tenant, and HMCE Associates Limited Partnership, R.L.L.P., as landlord (“Landlord”), a copy of which lease (the “Lease”) has been reviewed by Sublessee and is annexed hereto as Exhibit “A”.

WHEREAS, Sublessee desires to sublease the entire Leased Premises from Sublessor upon terms hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, it is hereby mutually covenanted and agreed as follows:

1. Term. Sublessor hereby subleases the Leased Premises to Sublessee and Sublessee hereby subleases the Leased Premises from the Sublessor upon and subject to the terms, covenants, rentals and conditions herein set forth, for a term (the “Term”) of approximately fifteen (15) years and ten (10) months, commencing on January 1, 1997 (the “Commencement Date”) and expiring on October 30, 2012; provided, however, that if the Lease shall be terminated for any reason prior to October 30, 2012, then this Sublease shall expire on the termination date of the Lease.

The period commencing with the Commencement Date and ending on the last day of the twelfth calendar month thereafter shall constitute the first “Lease Year” as such term is used herein. Each successive full twelve (12) month period during the Term shall constitute a “Lease Year” and any portion of the Term remaining after the last twelve (12) month period during said Term shall constitute the last “Lease Year” for the purposes of this Sublease.

2. Delivery and Acceptance of Leased Premises. Sublessee shall retain possession of the Leased Premises in its “as is” condition. It is understood and agreed that Sublessor has made no representations or warranties with respect to the condition of the Leased Premises.

3. Rent. Commencing on the Commencement Date, Sublessee covenants and agrees to pay to Sublessor, at Sublessor’s address (hereinabove set forth), as rent for the Leased Premises:

(a) Basic Annual Rent. A Basic Annual Rent of Five Million One Hundred Ninety-eight Thousand Nine Hundred Thirty-four and No/100 Dollars ($5,198,934.00), payable in equal monthly installments of Four Hundred Thirty-three Thousand Two Hundred Forty-four and 50/100 Dollars ($433,244.50). Sublessee shall pay the monthly installments of Basic Annual Rent in advance without prior demand, and without deduction or set-off of any kind, upon the first day of each and every calendar month throughout the term.

On November 12, 1997, the Basic Annual Rent shall be increased to Five Million Two Hundred Ninety-eight Thousand Nine Hundred Thirteen and 50/100 Dollars ($5,298,913.50), payable in equal monthly installments of Four Hundred Forty-one Thousand Five Hundred Seventy-six and 13/100 Dollars ($441,576.13).

On the first day of the sixth (6th) Lease Year, and on the first day of each Lease Year thereafter during the Term (including any Renewal Period), the Basic Annual Rent (then in effect) shall be increased by the dollar of the increase, on such date, in the Basic Rent payable under the Lease.

(b) Additional Rent: Additional Rent, upon demand therefor by Sublessor, consisting of:

(i) All operating Expense Increases (as defined in Section 1 of the Lease) payable under the Lease, which Operating Expense increases shall be billed by Sublessor and payable by Sublessee in the same manner as set forth in Section 3(b) of the Lease; and

(ii) The actual cost to Sublessor of electricity supplied to the Leased Premises, which amounts shall be payable by Sublessee to Sublessor within ten (10) days after delivery to Sublessee of a bill therefor; and

(iii) Any other payment (other than Basic Annual Rent) required to be paid by Sublessor to the Landlord under the terms of the Lease, or required to be paid by Sublessee to Sublessor under the terms of this Sublease.

For default in payment of Additional Rent, Sublessor shall have the same remedies as for a default in payment of Basic Annual Rent.

4. Use. Sublessee shall use and occupy the Leased Premises for general office and storage use, and for no other purpose unless consented to in writing by Sublessor and Landlord.

5. Incorporation of Lease: Except as herein otherwise expressly provided, all of the terms of the Lease are hereby incorporated into and made a part of this Sublease as if stated at length herein, and Sublessee accepts this Sublease subject to, and hereby, during the Term of this Sublease, assumes all of the terms, covenants, conditions and agreements contained in the Lease to be performed by Sublessor thereunder. The parties hereto agree that subject to the provisions of this Sublease, wherever the words “Landlord” and “Tenant” appear in the Lease, the words shall be deemed to refer to Sublessor and Sublessee respectively, so that, subject to the provisions of this Sublease, Sublessor shall have the rights and powers of the Landlord under the

Lease, and Sublessee shall have and does hereby agree to bound by and accepts all the rights, powers, duties and obligations of the Tenant under the Lease; provided, however, that notwithstanding the foregoing, Sublessor shall have no obligation to perform or furnish any of the work, services, repairs or maintenance undertaken to be made by Landlord under the Lease, or any other term, covenant or condition required to be performed by Landlord under the Lease. Sublessee covenants and agrees that is shall do nothing which shall have the effect of creating a breach of any of the terms, covenants and conditions of the Lease. Sublessee shall have the benefit of each and every covenant and agreement made by Landlord to Sublessor under the Lease. In the event that Landlord shall fail or refuse to comply with any of the respective provisions of the Lease, Sublessor shall have no liability on account of any such failure or refusal, provided that the Sublessee shall have the right to exercise in the name of the Sublessor all the rights to enforce compliance on the part of Landlord as are available to the Sublessor. Sublessor hereby agrees to cooperate with and execute, all at Sublessee’s expense, all instruments and supply information reasonably required by Sublessee in order to enforce such compliance. Sublessee hereby agrees to indemnify and hold Sublessor harmless of and from any and all damages, liabilities, obligations, costs, claims, losses, demands, and expenses, including reasonable attorney’s fees, which may be incurred by Sublessor in or as a result of such cooperation and execution. In amplification and not in limitation of the foregoing and without any allowance to Sublessee or other reduction or adjustment of rent, Sublessor shall not be responsible for furnishing electrical, elevator, heating, air conditioning, cleaning, window washing, or other services, nor for any maintenance repairs in or to the Leased Premises or the building of which it is a part or to any of the facilities or equipment therein.

6. Transmittal of Notices and Demand: Sublessor shall promptly transmit to Landlord any notice or demand received from Sublessee and shall promptly transmit to Sublessee any notice or demand received from Landlord. Sublessee shall promptly transmit to Sublessor any notice or demand received from Landlord or any other party relating to the Leased Premises (other than in the ordinary course of Sublessee’s business).

7. Landlord’s Consent to Certain Acts: Sublessee agrees that in any case where the provisions of the Lease or this Sublease require the consent or approval of Landlord or Sublessor prior to the taking of any action, it shall be a condition precedent to the taking of such action that the prior consent or approval of Landlord shall have been obtained if Landlord’s consent must be obtained under the Lease in such cases. Sublessee agrees that Sublessor shall not have any duty or responsibility with respect to obtaining the consent or approval of Landlord when the same is required under the terms of the Lease, other than the transmission by Sublessor to Landlord of Sublessee’s request for such consent or approval.

8. Sublessor’s Right to Cure Sublessee’s Default: Sublessee shall not do or suffer or permit anything to be done which would cause the Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved or vested in Landlord or by law or in equity. If Sublessee shall default in the performance of any of its obligations under this Sublease or under the Lease, Sublessor, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Sublessee upon prior notice. If Sublessor makes any expenditures or incurs any obligation for the payment of money in connection therewith, such sums paid or obligations incurred shall be deemed to be Additional Rent hereunder and shall be paid to Sublessor by Sublessee on demand.

9. Eminent Domain, Loss by Casualty: In the event of any taking by eminent domain or damage by fire or other casualty to the Leased Premises thereby rendering the Leased Premises wholly or in part untenantable, Sublessee shall acquiesce in and be bound by any action take by or agreement entered into between Landlord and Sublessor with respect thereto.

10. Notice and Demands: All notices or demands under this Sublease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or hand delivered, to Sublessor at its address set forth above, and to Sublessee at its address set forth above, or such other address as either of the parties may designate by written notice. All notices hereunder shall be effective on the date of personal delivery or mailing, as the case may be.

11. Renewal of Term: Provided that this Sublease shall be in full force and effect, Sublessee shall have the right, at Sublessee’s sole option, to extend this Sublease for one (1) consecutive additional period of five (5) years (such additional period being hereinafter referred to as the “Renewal Period”, if exercised, and included in the definition of the Term). Such option to extend shall be exercised by Sublessee giving written notice of the exercise to Sublessor at least thirteen (13) months prior to the expiration of the initial Term of this Sublease. The Renewal Period shall be for the same Basic Rent payable during the last Lease Year of the initial Term, escalated at the commencement of the Renewal Period and at the commencement of each Lease Year thereafter by the Inflation Adjustment, and upon the same terms, covenants and conditions set forth in this Sublease with respect to the initial Term, and Sublessee’s obligations to pay Operating Expense Increases pursuant to Section 3(b) shall continue without interruption during the Renewal Period. In the event Sublessee defaults beyond any applicable cure period under this Sublease after providing notice of exercise of its renewal option but prior to the expiration of the initial Term, such exercise shall, at the Sublessor’s option exercised by written notice to Sublessee, be void ab initio.

12. Surrender of Leased Premises: Upon the expiration or other termination of the Term of this Sublease, Sublessee covenants to quit and surrender to Sublessor or Landlord, as the case may be, the Leased Premises, broom clean, in good order and condition, ordinary wear and tear damage by fire or other casualty excepted, and at Sublessee’s expense to remove all property of Sublessee. Any property not so removed shall be deemed to have been abandoned by Sublessee and may be retained or disposed of at Sublessee’s expense by Sublessor or Landlord, as either may desire.

13. Quiet Enjoyment: So long as Sublessee shall observe and perform all of the covenants and agreements binding on it hereunder, (i) Sublessee shall at all times during the Term hereof peacefully and quietly have and enjoy possession of the Leased Premises without hindrance by Sublessor, and (ii) Sublessor shall not default under the Lease, and (iii) Sublessor shall maintain the Lease in full force and effect throughout the Term hereof, unless a termination is caused by factors beyond Sublessor’s control.

IN WITNESS WHEREOF, the parties hereto have duly executed this instrument the day and year first above written.

ATTEST/WITNESS:	SUBLESSOR:
ICF KAISER HUNTERS BRANCH LEASING, INC.

[ILLEGIBLE]	By:	/s/ TIMOTHY P. O’CONNOR (SEAL)

ATTEST/WITNESS:	SUBLESSEE:
ICF KAISER INTERNATIONAL, INC.

/s/ ELAINE S. YANKEY	By:	/s/ REX C. AKINS (SEAL)

EXHIBIT A

LEASE

Phase I Lease

DEED OF LEASE

between

HMCE ASSOCIATES LIMITED PARTNERSHIP, R.L.L.P.

(as Landlord)

and

ICF KAISER HUNTERS BRANCH LEASING, INC.

(as Tenant)

Effective as of January 1, 1997

CONSOLIDATED, AMENDED AND RESTATED DEED OF LEASE

THIS CONSOLIDATED, AMENDED AND RESTATED DEED OF LEASE is made and entered into as of the 12th day of November, 1997, effective for all purposes as of the 1st day of January, 1997, by and between (i) HMCE ASSOCIATES LIMITED PARTNERSHIP, R.L.L.P., a Virginia registered limited partnership, successor in interest to HMCE Associates Limited Partnership (hereinafter referred to as “Landlord”), and (ii) ICF KAISER HUNTERS BRANCH LEASING, INC., a Delaware corporation, successor in interest to ICF International, Inc. (hereinafter referred to as “Tenant”), and referred to by singular pronouns of the neuter gender, regardless of the number and gender of the parties involved.

WHEREAS, the Landlord and Tenant are parties to a certain Lease Agreement dated January 30, 1987 (the “Lease”), pursuant to which Landlord leased to Tenant certain office space containing approximately 196,749 square feet of net rentable area in the office building known as “Hunter’s Branch – Phase I” and located in Fairfax, Virginia (the “Building”); and

WHEREAS, Landlord and Tenant entered into a First Amendment to Lease Agreement dated August 31, 1987 (the “First Amendment”), wherein Landlord leased to Tenant certain additional space in the Building containing, in the aggregate, approximately 3,210 square feet of net rentable area; and

WHEREAS, Landlord and Tenant entered into a Second Amendment to Lease Agreement dated September 23, 1987 (the “Second Amendment”), for the purpose of complying with the requirements of Landlord’s first Mortgagee; and

WHEREAS, Landlord and Tenant entered into a Third Amendment to Lease Agreement dated February 12, 1990 (the “Third Amendment”), which modified certain provisions of the Lease relating to Basic Rent and Operating Expense increases; and

WHEREAS, Landlord and Tenant now desire to consolidate, amend and restate the Lease, the First Amendment, the Second Amendment and the Third Amendment in this Consolidated, Amended and Restated Lease Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Leased Premises, for the Term (as defined below), except that Landlord reserves and Tenant shall have no right in and to (a) the use of the exterior faces of all perimeter walls of the Building, (b) except as otherwise provided in Section 10(d), the use of the roof of the Building, or (c) the use of the air space above the Building.

1. Definitions.

(a) General Interpretive Principles. For purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the teams defined in this Section have the meanings assigned to them is this Section and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (iii) references herein to “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are so designated. Sections, subsections, paragraphs and other subdivisions of this Lease; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular provision; and (vi) the word “including” means “including, but not limited to.”

(b) Special Lease Definitions. As used in this Lease the following words and phrases shall have the meanings indicated:

Basic Rent: For each Lease Year, an amount equal to the product obtained by multiplying the Rentable Area of the Leased Premises by the Rent per Square Foot for such Lease Year.

Building: The office building known as the “ICF Kaiser Building,” located at 9300 Lee Highway, Fairfax, Virginia 22031, on the land described in Exhibit A to this Lease, including Tenant’s non-exclusive right in and to the parking deck and Landlord’s leasehold estate in the underlying land.

Building Rentable Area: 201,929 square feet.

Comparison Month: The calendar month of March.

CPI: The Consumer Price Index for All Urban Consumers (CPI-U) - All items (1982-84 = 100) for the Washington, DC - MD - VA metropolitan area currently prepared by the Bureau of Labor Statistics of the United States Department of Labor and published bi-monthly. If, during the Term, the CPI ceases to be published, then Landlord and Tenant shall mutually agree upon a substitute index, it being understood and agreed that such substitute index shall be similar index generally recognized as authoritative, and thee parties shall reconcile the base thereof with the base of the CPL. If the parties cannot agree upon a substitute index, then the matter shall be submitted to arbitration under the roles of the American Arbitration Association.

First Rental Period: As defined in §4.2(b) of the Ground Lease.

Inflation Adjustment: For the sixth Lease Year (i.e. commencing November 1, 2003) and each Lease Year thereafter during the Term (including any Renewal Period), the lesser of (i) 2.5% of the Rent per Square Foot for the immediately preceding Lease Year or (ii) 225% of the percentage (if any) by which (x) the CPI for the Comparison Month in the immediately preceding Lease Year exceeds (y) the CPI for the Comparison Month in 1998. Exhibit C contains an illustration of the operation of the Inflation Adjustment.

Initial Term: The period commencing on the Lease Commencement Date and ending on October 31, 2012, but in any event the Initial Term shall end on any date when this Lease is sooner terminated pursuant to its terms.

Land: The land described in Exhibit A.

Landlord’s Notice Address: 1355 Piccard Drive, Suite 470, Rockville, Maryland 20850.

Lease Commencement Date: January 1, 1997.

Leased Premises: The space containing 199,959 square feet of Rentable Area, consisting of the part of the Second Floor outlined on the floor plans of the Building attached hereto as Exhibit B, the entire First Floor, the entire Third through Twelfth Floors inclusive, and the Penthouse.

Leasing Broker: The Carey Winston Company, which broker shall be paid by Tenant.

Office Park: The project consisting of the Building, the office building known as 9302 Lee Highway, Fairfax, Virginia 22031, and the common areas and facilities serving both such buildings.

Office Space: The portion of the Building consisting of the First through Twelfth Floors, inclusive.

Operating Expense Base: The quotient obtained by dividing (i) $1,162,899.00, by (ii) the Building Rentable Area.

Operating Expense Commencement Date: January 1, 1998.

Operating Expense Increases: For the calendar year in which the Operating Expense Commencement Date occurs and each calendar year thereafter during the Term, an amount equal to Tenant’s Proportionate Share of the excess of Landlord’s Operating Expenses for such calendar year over the product obtained by multiplying the Operating Expense Base by the Building Rentable Area.

Renewal Period: The additional period of five years for which Tenant is permitted to extend the Initial Term of this Lease pursuant to Section 30.

Rent Commencement Date: January 1, 1997.

Rent per Square Foot: $24.00 during the period from January 1, 1997 through November 11, 1997 (i.e., total Basic Rent for such period shall be $4,141,616.55). $24.50 for the period from November 12, 1997 through December 31, 1997, and for each of the second, third, fourth and fifth Lease Years (i.e., Basic Rent for such period shall be $4,898,995.50 per Lease Year). For the sixth Lease Year, the Rent per Square Foot shall be an amount equal to $24.00, increased by the Inflation Adjustment for the sixth Lease Year. For the seventh Lease Year, and for each Lease Year thereafter during the Term, the Rent per Square Foot shall be an amount equal to the Rent per Square Foot for the immediately preceding Lease Year, increased by the Inflation Adjustment for the Lease Year for which the computation is being made. The foregoing amounts are net of the cost of electricity for the Leased Premises, which shall be billed to and paid by Tenant.

Rentable Area: The net rentable area (in square feet) of all or any part of the Leased Premises from time to time. The net rentable area of the Leased Premises is agreed to be 199,959 square feet.

Second Rental Period: As defined in §4.2(c) of the Ground Lease.

Security Deposit: $125,000.

Storage Space: The area, containing 4,855 square feet of Rentable Area, located in the Penthouse, which is shown on the floor plans attached as Exhibit B to this Lease.

Tenant’s Notice Address: 9300 Lee Highway, Fairfax, Virginia 22031-1207, Attn: Lease Administrator, with a copy to the same address, Attn: General Counsel.

Tenant’s Proportionate Share: The percentage from time to time which the Rentable Area of the Leased Premises is of the Building Rentable Area, which percentage is acknowledged and agreed to be ninety-nine percent (99%) as of the date of this Lease.

Term: The Initial Term and the Renewal Period, if any, as to which Tenant shall have effectively exercised its right to extend, but in any event the Term shall end on any date when this Lease is sooner terminated pursuant to the terms hereof.

(c) General Definitions. As used in this Lease the following words and phrases shall have the meanings indicated:

Additional Charges: All amounts payable by Tenant to Landlord under this Lease other than Basic Rent. All Additional Charges shall be deemed to be additional rent and all remedies applicable to the non-payment of Basic Rent shall be applicable thereto.

Alterations: As defined in Section 9(a).

Business Days: All days except Saturdays, Sundays and the following legal holidays: New Years Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Day.

Default Interest Rate: A rate per annum equal to the lesser of (a) the sum of (i) the base rate of interest from time to time established and publicly announced by NationsBank, N.A., Washington, D.C., in its sole discretion, as its then-applicable base rate of interest to be used in determining actual interest rates to be charged to certain of its borrowers, said base rate to change from time to time as and when the change is announced as being effective, plus (ii) two percent (2%), or (b) ten percent (10%) per annum.

Event of Default: Any of the events set forth in Section 16(a) as an event of default.

Floor: A floor of the Building located above the foundation slab or above an area below grade level which is designated as a basement or cellar. The term “Floor” preceded by a number shall mean the indicated floor of the Building.

Ground Lease: The Lease Agreement dated May 29, 1986, between The First Union National Bank of Virginia, as Trustee, as successor by merger so First American Bank of Virginia, Trustee, as lessor, and Landlord, as lessee, as amended by a First Amendment to Ground Lease, dated August 18, 1987, and as further amended by a Second Amendment to Ground Lease dated September 22, 1987, pursuant to which Landlord leases the land described in Exhibit A to this Lease.

Landlord: The landlord named herein or any subsequent owner or lessee, from time to time, of the Landlord’s interest in the Building.

Lease: This Deed of Lease, as amended from time to time, and all Exhibits attached hereto.

Lease Year: The period of 12 months commencing on the Lease Commencement Date and ending on the last day of the month which completes 12 full calendar months after the Lease Commencement Date, and each 12 month period thereafter commencing on the first day after the end of the immediately preceding Lease Year, except that the Lease Year shall end on the last day of the Term.

Legal Requirements: All laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, and the appropriate agencies, officers, departments, boards and commissions thereof, and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Building or any part thereof and/or the Leased Premises, and notices from Landlord’s Mortgagee, as to the manner of use or occupancy or the maintenance, repair or condition of the Leased Premises and/or the Building, and the usual and customary requirements of the carriers of all fire insurance policies maintained by Landlord on the Building.

Mortgage: Any mortgage, deed of trust or other security instrument of record creating an interest in or affecting title to the Building or the land on which it is constructed, or both, or any part thereof, including a leasehold mortgage or subleasebold mortgage, and any and all renewals, modifications, consolidations, or extensions of any such instrument; Mortgagee shall mean the holder or beneficiary of any Mortgage.

Operating Expenses: The aggregate of all costs and expenses reasonably and customarily paid or incurred on an accrual basis by Landlord in connection with the management, operation, servicing and maintenance of the Leased Premises, the Building, the Building parking facility and the land on which the Building is constructed including, but not limited to, employees’ wages, salaries, welfare and pension benefits and other fringe benefits; payroll taxes; Real Estate Taxes; the Net Annual Rental payable by Landlord under (and as defined in) the Ground Lease; electricity charges for the main lobby, service areas and other common areas of the Building and the operation of the Building elevators; telephone service; painting of public or other common areas of the Building; exterminating service; detection and security services; trash removal; sewer and water charges; premiums for fire and casualty, liability, rent, workers’ compensation, sprinkler, water damage and other insurance; repairs and maintenance to the Building; building, janitorial and cleaning supplies; uniforms and dry cleaning; snow removal; landscaping maintenance; window cleaning; service contracts for the maintenance of elevators, boilers, HVAC and other mechanical, plumbing and electrical equipment; legal fees (other than legal fees relating to the negotiation of leases with present or prospective tenants of the Building or the enforcement of Landlord’s rights under leases with tenants for space in the Building); accounting fees; advertising; management fees of four percent (4%) of gross Building rents (exclusive of Operating Expense payments), whether or not paid to any Person having an interest in or under common ownership with Landlord; one-half of all costs and expenses of providing the shuttle bus services required by Section 31 (reduced by all amounts received by Landlord or its affiliates for after-hours shuttle bus service); dues and assessments to any property owners’ association in which the Building is a member, window glass replacement, repair and cleaning; repair and maintenance of the grounds, including costs of landscaping, gardening and planting; service contracts with independent contractors, including but not limited to security and energy management service contractors; compensation (including employment taxes, fringe benefits, salaries, wages, medical, surgical and general welfare benefits [including health, accident and group life insurance]) for all personnel employed by Landlord or its property company who perform duties in connection with the operation, management, maintenance and repair of the Building (in each case, allocated among all properties served by such employees on a reasonable basis, if such employees are utilized by more than one property); including a proportionate share of the salary and benefits of the property manager assigned to the Building, based upon the number of properties served by such property manager, but in no event more than one-fourth (1/4) of such salary and benefits; and all other expenses now or hereafter reasonably and customarily incurred in connection with the operation, maintenance, and management of first class office buildings in the Tysons Corner area of Northern Virginia. If Landlord makes an expenditure for a capital improvement to the Building to reduce Operating Expenses or to comply with Legal Requirements now in effect at the time the Building was constructed, and if, under generally accepted accounting principles, such expenditure is not a current expense, the cost thereof shall be amortized over a period equal to the useful life of such improvements, determined in accordance with generally accepted accounting principles, and the amortized cost allocated to each calendar year during the Term shall be treated as an Operating Expense. Except as provided in the preceding sentence, capital expenditures, depreciation and amortization shall not be included in Operating Expenses. Refunds of Real Estate Taxes (reduced by Landlord’s reasonable expenses in obtaining such refunds), amounts received by Landlord from tenants of the Building for after-hours heating and air conditioning service and other special services and (to the extent that Operating Expenses include the cost of any repair or reconstruction work) the amount of any insurance recoveries, shall be credited against Operating Expenses in computing the amount thereof. Operating Expenses shall also be reduced as provided in Section 3(b). Operating Expenses shall not include financing or mortgage costs; depreciation expense; advertising for vacant space or building promotion; leasing commissions; executive salaries or compensation to any employee of Landlord or its property management company above the rank of the property manager assigned to the Building; more than one-fourth (1/4) of the salary and benefits of the property manager assigned to the Building; the cost of tenant improvements; legal fees for leasing vacant space in the Building or enforcing Landlord’s rights under leases with tenants for space in the Building; or charges for electricity used directly by Tenant or by other tenants of the Building. Operating Expenses also shall not include: costs of additional insurance premiums for the Building due to any tenant’s operations within such tenant’s demised premises, which are payable by such tenant under such tenant’s lease; the cost of repairs or replacements incurred by reason of fire or other casualty; or any other costs or expenses for which Landlord actually receives reimbursement from any source (other than amounts paid by tenants of the Building with respect to Operating Expenses), including, without limitation, insurance proceeds, condemnation awards or warranties.

Penthouse: The Floor immediately above the Twelfth Floor.

Person: A natural person, a partnership, a corporation, a limited liability company and any other form of business or legal association or entity.

Real Estate Taxes: All taxes, assessments, vault rentals, water and sewer rents, if any, and other charges, if any, general, special or other wise, including all assessments for schools, public betterments and general or local improvements, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Building and the land on which it is built imposed by any public or quasi-public authority having jurisdiction and personal property taxes levied or assessed on Landlord’s personal properly used in connection with the operation, maintenance and repair of the Building. Real Estate Taxes shall not include any inheritance, estate, succession, transfer, recordation, gift, franchise, corporation, income or profit tax or capital levy. If at any time during the Term the methods of taxation shall be altered so that in addition to or in lieu of or as a substitute for the whole or any part of any Real Estate Taxes levied, assessed or imposed there shall be levied, assessed or imposed (i) a tax, license fee, excise or other charge on the rents received by Landlord, or (ii) any other type of tax or other imposition (except those excluded from Real Estate Taxes in the preceding sentence) in lieu of, or as a substitute for, or in addition to, the whole or any portion of any Real Estate Taxes, then, the same shall be included as Real Estate Taxes. A tax bill or true copy thereof, together with any explanatory or detailed statement of the area or property covered thereby, submitted by Landlord to Tenant shall be conclusive evidence of the amount of taxes assessed or levied, as well as of the items taxed. If any real property, tax or assessment levied against the Land, buildings or improvements covered thereby or the rents reserved therefrom, shall be evidenced by improvement or other bonds, or in other form, which may be paid in annual installments, only the amount paid or payable in any Lease Year shall be included as Real Estate Taxes for that Lease Year.

Taking: A taking of property or any interest therein or right appurtenant or accruing thereto, by condemnation or eminent domain or by action, proceedings, or agreement in lieu thereof, pursuant to governmental authority.

Tenant: The tenant named herein and any permitted assignee under Section 15.

Tenant’s Special Installations: As defined in Section 9(d).

Unavoidable Delays: Delays caused by strikes, acts of God, lockouts, labor difficulties, riots, explosions, sabotage, accidents, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or similar causes beyond the reasonable control of the Landlord or the Tenant, as the case may be. No payment of any monetary amounts required of, or the obtaining or delivery of any required insurance policies by, either Landlord or Tenant shall be delayed or excused by acts of Unavoidable Delay.

2. Condition of Premises.

Tenant accepts the Leased Premises in their as-is, where-is condition as of the date of this Lease, subject to any and all deficiencies and defects therein, and without any express or implied warranties of habitability, fitness, fitness for a particular purpose or otherwise.

3. Rent and Additional Charges.

(a) Payment of Rent and Additional Charges. Tenant shall pay the Basic Rent for each Lease Year in equal monthly installments in advance on the first (1st) day of each month during the Term. The Basic Rent and all Additional Charges shall be paid promptly when due, in lawful money of the United States, without notice or demand and without deduction, diminution, abatement, counterclaim or setoff of any amount or for any reason whatsoever, except as otherwise expressly provided in subsections (b) and (g) and Sections 13 and 14, to Landlord by wire transfer to such bank account as Landlord may from time to time designate. If Tenant makes any payment to Landlord by check (which, for any payment other than by wire transfer, shall require Landlord’s consent), such payment shall be by check of Tenant and Landlord shall not be required to accept the check of any other person, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to have made the payment in question when required under this Lease. All bank service charges resulting from any bad checks shall be borne by Tenant. The rent reserved under this Lease shall be the total of all Basic Rent and Additional Charges, increased and adjusted as elsewhere herein provided, payable during the entire Term and, accordingly, the methods of payment provided for herein, namely, annual and monthly rental payments, are for convenience only and are made on account of the total rent reserved hereunder.

(b) Payment of Operating Expense Increases. Tenant shall pay as additional rent Operating Expense Increases for each calendar year, commencing with the calendar year in which the Operating Expense Commencement Date occurs. Landlord shall make a reasonable estimate of Tenant’s Operating Expense interests for each calendar year (based on the projected Real Estate Taxes payable for the real estate tax fiscal years included in such calendar year, the other Operating Expenses for the preceding calendar year and known increases in other Operating Expenses for the current calendar year), and Tenant shall pay to Landlord 1/12th of the amount so estimated on the first day of each month in advance, beginning on January 1, 1998 and continuing thereafter throughout the Term. If Landlord’s estimate of Tenant’s Operating Expense increases for any calendar year is received by Tenant after January l of the calendar year, Tenant shall pay to

Landlord in a lump sum, within 15 days after receipt of the estimate, the arrearages in the monthly estimates for each month in the calendar year before receipt of the estimate and shall pay the remaining monthly installments on the first day of each month in advance during the balance of the calendar year. Within 150 days after the end of each calendar year, Landlord shall submit to Tenant a statement prepared by an independent certified public accountant setting forth in reasonable detail the Operating Expenses for such calendar year and the amount of Tenant’s Operating Expense Increases for such calendar year. If Tenant’s Operating Expense Increases so stated are more than the amount theretofore paid by Tenant for Operating Expense Increases based on Landlord’s estimate, Tenant shall pay to Landlord the deficiency within 15 days after the submission of such statement. If Tenant’s Operating Expense Increases so stated are less than the amount theretofore paid by Tenant for Operating Expense Increases based on Landlord’s estimate, Landlord shall refund to Tenant the excess within 15 days after submission of such statement or Landlord, at its option, shall credit the excess against the next monthly installment of Basic Rent thereafter payable by Tenant under this Lease. Tenant, at its sole cost and expense, shall have the right, at reasonable times and upon reasonable notice given within 90 days after receipt of a statement for Tenant’s Operating Expense Increases for any calendar year, to audit the statements furnished to Tenant for such calendar year. If either the Operating Expense Commencement Date shall not coincide with the beginning of a calendar year or the last day of the Term shall not coincide with the end of a calendar year, then the amount of Operating Expense increases payable for the calendar year in which the Operating Expense Commencement Date or the last day of the Term occurs, as the case may be, shall be pro-rated on a daily basis between Landlord and Tenant based on the number of days in such calendar year after the Operating Expense Commencement Date or before the last day of the Term. Tenant’s obligations under this subsection to pay Operating Expense increases and Landlord’s obligation to reimburse Tenant for an overpayment of Operating Expenses shall survive the expiration of the Term.

(c) Interest. If Tenant fails to make any payment of Basic Rent or Additional Charges by the earlier to occur of (i) 5 business days after the due dale thereof or (ii) 7 days after the due date thereof, interest shall, at Landlord’s option, accrue on the unpaid portion thereof from the due date at the Default interest Rate, but in no event at a rate higher than the maximum rate allowed by law, and shall be payable on demand.

(d) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Basic Rent or Additional Charges; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy available to Landlord.

(e) Late Payment Charge. If Tenant fails to pay any Basic Rent or Additional Charges by the earlier to occur of: (i) 5 business days after the due date thereof or (ii) 7 days after the due date thereof, Tenant shall pay to Landlord on demand a late payment service charge (to cover Landlord’s administrative and overhead expenses of processing late payments) equal to the greater of $100.00 or 5% of such unpaid sum for each and every calendar month or part thereof after the due date that such sum has not been paid to Landlord. Such payment shall be deemed liquidated damages and not a penalty, but shall not excuse the untimely payment of rent.

(f) Reduction of Real Estate Taxes. Landlord shall give Tenant a copy of any tax assessment notice with respect to the Building within 15 days after receipt thereof. Landlord will use reasonable efforts to obtain a reduction of Real Estate Taxes, provided Tenant makes a written request to Landlord so to do and, in such request, agrees to pay its proportionate share of the costs thereof as hereinafter provided, and Landlord receives such request not less than 20 days prior to the last day on which Real Estate Tax reduction proceedings for the particular real estate tax year in question may be commenced. The method and manner of conducting proceedings for such reduction, including the selection of counsel, shall be solely within the judgment and determination of Landlord, and Landlord may cancel, discontinue or settle such proceedings if, in Landlord’s judgment, such cancellation, discontinuance or settlement is advisable. Landlord shall keep Tenant informed of the status of any such proceeding. If Landlord determines to cancel or discontinue such proceeding, Tenant shall have the right, either alone or with other tenants of the Building, to continue such proceeding at its or their own expense. To the extent that the reasonable costs and expenses, including legal fees of such proceedings instituted and conducted by Landlord, requested by Tenant and others, exceed the amount of any tax refund, Tenant shall pay that proportion of such excess cost and expense which the Rentable Area of the Leased Premises bears to the total rentable area leased to all tenants making such request at the time it is made.

(g) Abatement of Basic Rent. If, because of Landlord’s failure to provide any of the services referred to in Sections 5(h), all or substantially all of the Leased Premises becomes untenantable and Tenant is unable to and does not, in fact, use all or substantially all of the Leased Premises for the uses permitted by Section 6(a) for a continuous period of 10 Business Days, then provided the cause of such cessation of services is not the result, in whole or in principal part, of Tenant’s negligence or intentional misconduct, Tenant shall be entitled to an abatement of Basic Rent for the period of time in which Tenant is unable to use, and does not, in fact, use all or substantially all of the Leased Premises for the uses permitted by Section 6(a). Any dispute between Landlord and Tenant as to Tenant’s entitlement to an abatement of Basic Rent shall be submitted to mediation pursuant to Section 28.

(h) Retroactive Rent Adjustment. Subject to the availability of Net Cash Flow, as defined in Section 2.2 of the Limited Liability Company Agreement of Hunters Branch Partners, L.L.C., reduced only by the Retroactive Rent Adjustments described herein and in Tenant’s Lease for premises in 9302 Lee Highway, Vienna, Virginia (“Available Cash Flow”), Tenant shall receive Retroactive Rent Adjustments in the following amounts for the following 12-month periods (“Adjustment Years”) during the Term:

Adjustment Year	Amount of Rent Adjustment
11/1/97 – 10/31/98	$269,455.00
11/1/98 – 10/31/99	274,042.00
11/1/99 – 10/31/00	287,035.00
11/1/00 – 10/31/01	307,856.00
11/1/01 – 10/31/02	319,547.00
11/1/02 – 10/31/03	206,425.00
11/1/03 – 10/31/04	216,051.00
11/1/04 – 10/31/05	236,776.00
11/1/05 – 10/31/06	240,617.00
11/1/06 – 10/31/07	153,560.00
11/1/07 – 10/31/08	262,733.00
11/1/08 – 10/31/09	263,676.00
11/1/09 – 10/31/10	298,457.00
11/1/10 – 10/31/11	351,375.00
11/1/11 – 10/31/12	379,037.00

Subject to Available Cash Flow, the Retroactive Rent Adjustment shall be paid by Landlord to Tenant in equal monthly installments in arrears. If the monthly installment of the Retroactive Rent Adjustment for any month is not fully paid because of the lack of Available Cash Flow, then the unpaid portion shall be paid in a later month of the Term (if any) when there is sufficient Available Cash Flow to pay such unpaid portion. Landlord agrees that it will not pay, and Tenant agrees that it will not accept, a Retroactive Rent Adjustment for any month during any Adjustment Year unless the Annual Priority Return (as defined in Section 2.2 of the Limited Liability Company Agreement of Hunters Branch Partners, L.L.C.) for such month (together with accrued interest, if any) has been paid by Hunters Branch Partners, L.L.C. to the Person entitled to receive such payment.

(i) Lease Restructuring Fee. Upon execution of this Lease, Tenant has paid Landlord a Lease Restructuring Fee in the amount of $660,767.80, receipt of which is hereby acknowledged by Landlord.

4. Common Areas.

Throughout the Term, Tenant and its agents, employees and business invitees shall have the non-exclusive right, in common with other tenants of the Building and the adjacent office building, to use the public lobbies, elevators, corridors, stairways, parking garage, sky walk, patios, sidewalks, roadways and other common areas in the Building and the Land, and the toilet rooms in public areas of multi-tenant floors in the Building. Landlord shall have the right to rent parking spaces in the parking garage to persons other than tenants of the Building and the adjacent office building with Tenant’s prior written approval, which approval shall not be unreasonably withheld, and which approval shall be deemed given provided that (i) no third party parking contract shall be for a period of more than one (1) month, (ii) access to the parking garage shall be controlled by access or key cards, and (iii) reasonable security shall be provided with respect to the parking garage area. Landlord shall have the right at any time, without the Tenant’s consent, to change the arrangement or location of entrances, passageways, doors, doorways, corridors, stairs, toilet rooms or other public portions of the Building, provided any such change does not unreasonably obstruct Tenant’s access to the Leased Premises. The balconies on the tenth, eleventh and twelfth floors of the Building shall be reserved for Tenant’s exclusive use. Notwithstanding anything to the contrary in this Lease, tenants of the other building in the Office Park (9302 Lee Highway), their agents, employees and business invitees will not have any right to use the internal lobbies, elevators, corridors, stairways and toilet rooms in the Building.

5. Services and Utilities.

(a) Building Services. Throughout the Term, Landlord agrees that the Building will be managed and maintained in accordance with generally accepted industry practices and in a manner befitting a modern, first class rental office building in Fairfax County, Virginia, and that, subject to Legal Requirements, it will furnish to Tenant the following services:

(1) Subject to the provisions of subsection (b), normal and usual electricity for lighting purposes and the operation of ordinary office equipment;

(2) Adequate supplies for toilet rooms located in public areas of the Building;

(3) Normal and usual cleaning and janitorial services after business hours on Business Days in accordance with the standards set forth in Exhibit D attached hereto and made a part hereof, provided, however, that Landlord shall not provide cleaning and janitorial services to the double-secured areas of the Leased Premises;

(4) Hot and cold running water in the toilet rooms located in public areas of the Building and at valved outlets at the locations in the Leased Premises shown on Tenant’s Space Layout;

(5) Subject to the provisions of subsections (c) and (e), heating and air-conditioning to the Leased Premises when required for the comfortable occupancy of the Leased Premises, at reasonable temperatures, pressures and degrees of humidity, and in reasonable volumes and velocities, between the hours of 8:00 A.M. and 7:00 P.M. on Business Days and between the hours of 9:00 AM. and 1:00 P.M. on Saturdays unless Saturday is a legal holiday;

(6) Automatically operated elevator facilities 24 hours a day, seven days a week throughout the Term;

(7) All electric bulbs and fluorescent tubes in permanently installed light fixtures in the Leased Premises and in the public areas of the Building;

(8) Five (5) keys for the suite entry door to each portion of the Leased Premises located on a separate Floor at no cost to Tenant, but all additional keys, including replacements for lost keys, shall be issued only upon the payment of a reasonable cost for each additional key;

(9) An electronic card security access system for the public areas of the Building and the garage and a reasonable number of access cards for use by Tenant’s employees; and

(10) A fully-operational structured parking facility for use by tenants of the Building with access limited to Persons authorized by Tenant or Landlord.

(b) Electricity. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Leased Premises by reason of any requirement, act or omission of the public utility serving the Building with electricity. Tenant’s use of electrical energy in the Leased Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Leased Premises as shown on Landlord’s Building Plans. Tenant shall not install or operate in the Leased Premises any electrically operated equipment which uses electric current in excess of the capacity of the feeders and panel boards serving the Leased Premises as shown on Landlord’s Building Plans without Landlord’s written consent, which consent may be conditioned upon Tenant’s agreement to pay the cost of any additional wiring which may be required for the operation of such equipment in order to insure that such capacity is not exceeded and to avert a possible adverse effect upon the Building electrical service Tenant shall give notice to Landlord whenever Tenant shall connect to the Building electrical distribution system any electrically operated equipment other than lamps, typewriters and similar small office machines. Any feeders or risers to supply Tenant’s electrical requirements in addition to those originally installed, and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, at the sole cost and expense of Tenant, provided that, in Landlord’s reasonable judgment, such additional feeders or risers are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building. All Floors occupied entirely by Tenant shall be separately metered or sub-metered for electricity and all other parts of the Leased Premises, may, at Landlord’s option, be separately metered or sub-metered for electricity. Tenant shall pay (or reimburse Landlord for) the cost of purchasing and installing separate electric meters or sub-meters for each whole Floor and each part of a Floor included in the Leased Premises, and for any other part of the Leased Premises which Landlord elects to have metered or sub-metered. Tenant shall pay directly to the public utility company all charges for electricity used by Tenant in all parts of the Leased Premises which are separately metered, or Tenant shall reimburse Landlord directly for its electrical usage in all parts of the Leased Premises which are sub-metered. Landlord shall have the right from time to time to have a survey made by an independent electrical engineer or electrical consulting firm to be selected and paid for by Landlord to determine the amount of electricity consumed by Tenant in the parts of the Leased Premises which do not consist of an entire Floor. Tenant shall pay to Landlord, as monthly intervals upon receipt of an invoice therefor, the cost of electricity it consumes in the parts of the Leased Premises which do not consist of an entire Floor as determined by such electrical engineer or consulting firm.

(c) Heating and Air-Conditioning. Landlord shall provide heat and air-conditioning at times in addition to those specified in paragraph (5) of subsection (a) at Tenant’s expense, provided Tenant gives Landlord notice prior to 3:00 P.M. (in the case of after-hours service on weekdays) and prior to 3:00 P.M. on Fridays or the day preceding a holiday (in the case of after-hours service on Saturdays, Sundays or holidays).

(d) Maintenance of Pipes, Conduits, etc. Landlord reserves the right to erect, use, maintain and repair pipes, conduits, cables, plumbing, vents and wires in, to and through the Leased Premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building, or other tenants’ installations in the Building, and the right at all times to transmit water, heat, air-conditioning and electric current through such pipes, conduits, cables, plumbing, vents and wires, provided that Landlord, in the exercise of such rights, shall not unreasonably inconvenience Tenant or unreasonably interfere with Tenant’s use of the Leased Premises.

(e) HVAC Specifications. Landlord agrees that the air-conditioning system in the portion of the Leased Premises consisting of Office Space will be capable of providing, and (unless otherwise ordered by federal, state or local governmental authorities) the system shall provide, temperatures of nor more than 77°F dry bulb and a relative humidity not in excess of 50% with outside conditions of 95°F dry bulb and 78°F wet bulb, except as otherwise provided in this subsection. Landlord agrees that the heating system in the portion of the Leased Premises consisting of Office Space will be capable of providing, and (unless otherwise ordered by federal, state or local governmental authorities) the system shall provide, temperatures of not less than 70°F whenever the outdoor dry bulb temperature is lower than 65°F but no lower than 0°F, with indoor relative humidity at such level as not to permit the formation of condensation on the windows. Landlord shall not be responsible if the normal operation of the Building air-conditioning system shall fail to provide conditioned air at reasonable temperatures, pressures or degrees of humidity or in reasonable volumes or velocities in any portions of the Leased Premises consisting of Office Spice which (i) shall have a connected electrical load in excess of three watts per square foot of Rentable Area of the Leased Premises for all purposes (including lighting and power) or which shall have a human occupancy factor in excess of one person for each 100 square feet of Rentable Area of the portion of the Leased Premises consisting of Office Space (the average electrical load and human occupancy factors for which the Building air-conditioning system is designed), or (ii) because of rearrangement of partitioning or other Alterations made by or on behalf of Tenant or any Person claiming, through or under Tenant (excepting work performed by Landlord for Tenant prior to Tenant’s initial occupancy of the Leased Premises).

(f) Access to HVAC Facilities. Landlord shall have unrestricted access to any and all air-conditioning facilities in the Leased Premises for the purposes of repairs, maintenance, alterations and improvements, but in exercising its rights under this subsection Landlord shall use its best efforts to minimize interference with Tenant’s business in the Leased Premises. Notwithstanding anything to the contrary herein or in Section 5(d), except in the event of an emergency, Landlord may obtain access to the double-secured areas of the Leased Premises only with the permission and assistance of Tenant’s Director of Facilities or his designee. Tenant shall provide Landlord with keys to the double-secured areas of the Leased Premises. Tenant’s Director of Facilities, or his designee, shall be available to provide access to the double-secured areas of the Leased Premises on a non-emergency basis promptly after Landlord’s request for permission to enter the same, and in any event no later than 24 hours after such request.

(g) Reduction of Air-Conditioning Use. Tenant agrees to use reasonable efforts to keep or cause to be kept closed all window draperies or venetian blinds in the Leased Premises as and when necessary because of the sun’s position whenever the air-conditioning system is in operation, and Tenant agrees at all times to cooperate fully with Landlord and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building air-conditioning system.

(h) Cessation of HVAC and Mechanical Services. Landlord reserves the right to stop the service of heating, air-conditioning, ventilating, elevator, plumbing, electricity or other mechanical systems or facilities in the Building, if necessary by reason of accident or emergency, or for repairs, alterations, replacements, additions or improvements which, in the reasonable judgment of Landlord, are desirable or necessary, until said repairs, alterations, replacements, additions or improvements shall have been completed. The exercise of such right by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to, or interruption of Tenant’s business, or otherwise, or entitle Tenant to any abatement or diminution of rent except as provided in Section 3(i). Except in cases of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage of any such systems or facilities pursuant to the foregoing. In all cases, Landlord will use due diligence to complete any such repairs, alterations, replacements, additions or improvements promptly. Landlord shall also perform any such work in a manner designed to minimize interference with Tenant’s normal business operations.

6. Use of Leased Premises.

(a) Permitted Uses. Tenant shall use and occupy the portion of the Leased Premises consisting of Office Space solely for general office purposes, and shall use and occupy the portion of the Leased Premises consisting of Storage Space solely for storage, all in accordance with the applicable zoning regulations and consistent with the character and dignity of the Building, and shall not use, permit or suffer the use of the Leased Premises for any other purpose whatsoever without the prior written consent of the Landlord, Tenant shall not use, or permit the Leased Premises to be used, for the sale of food, beverages or tobacco products, except that Tenant may operate on the Leased Premises vending machines for the sale of food, beverages and tobacco products to the employees. Tenant shall not permit or suffer the Leased Premises to be occupied by anyone other than Tenant except as provided by Section 15. Tenant shall at all times have access to the Leased Premises 24 hours a day, seven days a week, subject, however, in all respects to all the terms, covenants and conditions contained in this Lease. However, Landlord may regulate and restrict access to Building at times other than normal business hours on Business Days for security purposes so long as Tenant’s employees and agents have reasonable access to the Leased Premises without unreasonable inconvenience.

(b) Restrictions on Use. Throughout the Term, Tenant covenants and agrees: (i) to pay 10 days before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business conducted in the Leased Premises, upon the leasehold estate created by this Lease or upon Tenant’s fixtures, furnishings or equipment in the Leased Premises; (ii) not to use or permit or suffer the use of any portion of the Leased Premises for any unlawful purpose; (iii) not to use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any foreign substances therein; (iv) not to place a load on any floor exceeding the floor load per square foot which such floor was designed to carry in accordance with Landlord’s Building Plans, and not to install, operate or maintain in the Leased Premises any heavy item of equipment except in such manner as to achieve a proper distribution of weight; (v) not to strip, overload, damage or deface the Leased Premises, or the hallways, stairways, elevators, parking facilities or other public areas of the Building, or the fixtures therein or used therewith, (vi) not to move any furniture or equipment into or out of the Leased Premises except at such times as Landlord may from time to time reasonably designate; (vii) not to use any floor adhesive in the installation of any carpeting, (viii) not to install any other equipment of any kind or nature which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Leased Premises or the Building, without first obtaining the written consent of Landlord; and (ix) at all times to comply with all Legal Requirements.

(c) Compliance with Legal Requirements. Tenant will not use or occupy the Leased Premises in violation of any Legal Requirements. If any governmental authority, after the commencement of the Term, shall contend or declare that the Leased Premises are being used for a purpose which is in violation of any Legal Requirements, then Tenant shall, upon five days’ notice from Landlord, immediately discontinue such use of the Leased Premises. If thereafter the governmental authority asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant’s failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith. Tenant shall indemnify and hold Landlord harmless from and against any and all liability for any such violation or violations.

(d) Compliance with Insurance Requirements. Tenant shall not do any act, matter, thing or failure to act in respect of the Leased Premises and/or the Building that will invalidate or be in conflict with fire insurance policies covering the Building or any part thereof, and shall not do, or permit anything to be done, in or upon the Leased Premises and/or the Building, or bring or keep anything therein, which shall increase the rate of fire insurance on the Building or on any property located therein. If, by reason of the failure of Tenant to comply with the provisions of this subsection, the fire insurance rate shall at any time be higher than it otherwise would be, then Tenant shall reimburse Landlord and any other tenant of the Building, on demand, for that part of all premiums for any insurance coverage that shall have been charged because of such violation by Tenant and which Landlord or such other tenant, or both, shall have paid on account of an increase in the rate or rates in its own policies of insurance. Tenant shall not be responsible for any increase in fire insurance rates generally applicable to office space in Fairfax County, Virginia, and not resulting from the particular manner in which Tenant uses the Leased Premises.

(e) No Flammable Substances. Tenant shall not bring or permit to be brought or kept in or on the Leased Premises any flammable combustible or explosive fluid, material, chemical or substance except standard cleaning fluid, standard equipment and materials (including magnetic tape) customarily used in conjunction with business machines and equipment of the type used from time to time by Tenant in reasonable quantities.

7. Care of Leased Premises.

(a) By Tenant. Tenant shall act with care in its use and occupancy of the Leased Premises and the fixtures therein and, at Tenant’s sole cost and expense, shall make all repairs and replacements to the Leased Premises, structural or otherwise, necessitated or caused by the acts, omissions or negligence of Tenant or any Person claiming through or under Tenant or by the use or occupancy or manner of use or occupancy of the Leased Premises by Tenant or any such Person; however the foregoing provisions of this subsection shall be subject to the provisions of Section 13. Without affecting Tenant’s obligations set forth in the preceding sentence, Tenant, at Tenant’s sole cost and expense, shall also (i) make all repairs and replacements, as and when necessary, to Tenant’s Special Installations and to any Alterations made or performed by or on behalf of Tenant or any Person claiming through or under Tenant, (ii) perform all maintenance and make all repairs and replacements, as and when necessary, to any air-conditioning equipment, private elevators, escalators, conveyors or mechanical systems (other than the standard equipment and systems serving the Building) which may be installed in the Leased Premises, or elsewhere in the Building and serving the Leased Premises, by Landlord, Tenant or others, (iii) perform all maintenance and make all repairs and replacements, as and when necessary, to the antennas and satellite dishes installed by Tenant on the roof of the Building and make all repairs to the roof caused by such installation, and (iv) perform regular cleaning and janitorial services in the double-secured areas of the Leased Premises. However, except as otherwise provided in this Lease, Tenant shall not have any right to install air-conditioning equipment, elevators, escalators, conveyors or mechanical systems. In addition to the foregoing, all damage or injury to the Leased Premises and to its fixtures, appurtenances and equipment or to the Building or to its fixtures, appurtenances and equipment caused by Tenant moving property in or out of the Building or by installation or removal of furniture, fixtures or other property by Tenant shall be repaired, restored or replaced promptly by Tenant, at its sole cost and expense, to the reasonable satisfaction of Landlord. All such aforesaid repairs, restoration and replacements shall be in quality and class equal to the original work or installation but in no event need exceed Building standards.

(b) By Landlord. Except as otherwise provided in subsection (a), Landlord shall perform the following maintenance and repairs as and when necessary (the costs of which shall be Operating Expenses hereunder, to the extent included in the definition of Operating Expenses in Section 1(c)): (i) structural repairs to the Leased Premises and Building; (ii) maintenance and repairs required in order to provide the elevator, plumbing, electrical, heating and air-conditioning services to be furnished by Landlord pursuant to this Lease; (iii) maintenance of and repairs to exterior portions of the Building, including the windows, balconies and roof thereof; (iv) maintenance of and repairs to the toilet room in the Building, and to the public lobbies, elevators, corridors, stairways, parking garage, sky walk, patios, sidewalks, roadways and other common areas in the Building and the Land; and (v) other repairs to the Leased Premises and the Building necessary for Tenant’s use and enjoyment of the Leased Premises. Landlord’s obligations to make repairs to the Leased Premises under the preceding sentence shall not accrue until after notice to Landlord of the necessity for any specific repair.

8. Rules and Regulations.

Tenant and its agents and employees shall comply with and observe all reasonable rules and regulations concerning the use, management, operation, safety and good order of the Leased Premises and the Building which may from time to time be promulgated by Landlord, provided that such rules and regulations are not inconsistent with the provisions of this Lease and do not materially interfere with Tenant’s use of the Leased Premises. Initial rules and regulations, which shall be effective until amended by Landlord, are attached to this Lease as Exhibit E hereto and made a part hereof. Tenant shall be deemed to have received notice of any amendment to the rules and regulations when a copy of such amendment has been delivered to Tenant at the Leased Premises or has been mailed to Tenant in the manner prescribed for the giving of notices. If Tenant disputes the reasonableness of any additional rule or regulation hereafter made or adopted by Landlord, the parties agree to submit the question of the reasonableness of such rule or regulation for decision to the governing board for the time being of the Building Owners and Managers Association of Washington, D.C., or to such impartial person or persons as it or the parties hereto may designate, whose determination shall be final and conclusive upon the parties hereto. Tenant may not dispute the reasonableness of any additional rule or regulation unless Tenant’s intention to do so shall be asserted by notice given to Landlord within 15 days after notice is given to Tenant of the adoption of any such additional rule or regulation. Landlord shall nor be responsible to Tenant for any violation of the rules and regulations, or the covenants or agreements contained in any other lease, by any other tenant of the Building, or such tenant’s agents or employees, and Landlord may waive in writing, or otherwise, any or all of the rules or regulations in respect of any one or more tenants.

9. Tenant’s Alterations and Installments.

(a) Restrictions on Alterations. Tenant shall not make or perform or permit the making or performance of, any alterations, installations, improvements, additions or other physical changes in or about the Leased Premises (referred to collectively as “Alterations”) without Landlord’s prior consent. Landlord agrees not unreasonably to withhold or delay its consent to any nonstructural Alterations proposed to be made by Tenant to adapt the Leased Premises for Tenant’s business purposes or the business purposes of any other permitted occupant of the Leased Premises, except that Landlord shall have no obligation to consent to any Alteration which will reduce the value or utility of the Building or affect the outside appearance of the Building or the color or style of any venetian blinds supplied by Landlord (except that Tenant may remove any such venetian blinds provided Tenant promptly replaces such venetian blinds with venetian blinds of a similar type and color). Notwithstanding the foregoing provisions of this subsection or Landlord’s consent to any Alterations, all Alterations, whether made prior to or during the Term, shall be made and performed in conformity with and subject to the following provisions: (i) all Alterations shall be made and performed at Tenant’s sole cost and expense and at such time and in such manner as Landlord may reasonably from time to time designate; (ii) Alterations shall be made only by contractors or mechanics approved by Landlord, such approval not to be unreasonably withheld or delayed; (iii) no Alteration shall materially affect any part of the Building other than the Leased Premises or adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building; (iv) all business machines and mechanical equipment shall be placed and maintained by Tenant in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance to other tenants or occupants of the Building; (v) Tenant shall submit to Landlord reasonably detailed plans and specifications for each proposed alteration and shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, which approval will not be unreasonably withheld or delayed; (vi) all Alterations in or to the electrical facilities in or serving the Leased Premises shall be subject to the provisions of Section 5 relating to exceeding electrical capacity; (vii) notwithstanding Landlord’s approval of plans and specifications for any Alteration, all Alterations shall be made and performed in full compliance with all Legal Requirements and in accordance with the Rules and Regulations; (viii) all materials and equipment to be incorporated in the Leased Premises as a result of all Alterations shall be of good quality; and (ix) Tenant shall require any contractor performing Alterations to carry and maintain at all times during the performance of the work, at no expense to Landlord, (i) a policy of comprehensive public liability insurance, including contractors’ liability coverage, contractual liability coverage, completed operations coverage contractor’s protective liability coverage and a broad form property damage endorsement, naming Landlord and (at Landlord’s request) any Mortgagee of the Building and any management agent as additional named insureds), with such policy to afford protection to the limit of not less than $2,000,000 with respect to bodily injury or death to any number of persons in any one accident and to the limit of not less than $1,000,000 to damage to the party of any one owner from one occurrence, and (ii) workers’ compensation or similar insurance in the form and amounts required by the laws of the State of Virginia. In the event that estimated cost of an Alteration (which shall include the aggregate cost of a series of Alterations which are reasonably aggregated into a single project) is in excess of $100,000.00, or in the event of an Alteration to a structural member of, or mechanical system in, the Leased Premises, Landlord shall have the right to place other and further restrictions and conditions thereon prior to Tenant being authorized to commence such Alteration. Such additional conditions may include, by way of illustration and not of limitation, the requirement that the contractor be bonded or bondable. In the event of any dispute between the parties as to whether or not Landlord has acted reasonably in any case with respect to which Landlord is required, pursuant to the provisions of this subsection (a), to do so, Tenant’s sole remedy shall be to submit such dispute to mediation pursuant to Section 28. If the determination in any such mediation shall be adverse to Landlord, Landlord nevertheless shall not be liable to Tenant for breach of Landlord’s covenant to act reasonably, and Tenant’s sole remedy in such event shall be to proceed with the proposed Alterations. However, if the parties are unable to settle such matter by mediation, and such matter is submitted to Litigation, Landlord’s liability and Tenant’s remedies shall not be so limited.

(b) Tenant’s Right to Cure. If Tenant shall be in default under this Section by reason of the making of any Alteration not hereby authorized or by reason of failure to give any notice or to obtain any approval required herein, Tenant may cure such default within the applicable grace period provided in this Lease for curing such default by removing such Alteration and restoring the Leased Premises to their former condition, as provided in Section 7.

(c) Fixtures Become Landlord’s Property. Except to the extent specifically provided in subsection (e), all appurtenances, fixtures, improvements, additions and other property attached to or installed in the Leased Premises, whether by Landlord or Tenant or others, and whether at Landlord’s expense, or Tenant’s expense, or the joint expense of Landlord and Tenant, which are of a permanent nature or which cannot be removed without structural damage to the Building, shall be and remain the property of Landlord. Any replacements of any property of Landlord, whether made at Tenant’s expense or otherwise, shall be and remain the property of Landlord.

(d) Tenant’s Special Installations. All furniture, furnishings and trade fixtures, excepting lighting fixtures and equipment, but including, without limitation, murals, carpets, rugs, business machines and equipment, vaults, vault doors end door frames, and vault equipment, if any, safe deposit equipment, counterscreens, grillwork, cages, partitions which are moveable, railings, raised floors, escalators, conveyors, stairs, elevators, paneling, equipment relating to food preparation, food storage and serving, dishwashing and cleaning devices and air-conditioning equipment, and any other moveable property installed by, or at the expense of Tenant, including any such property paid for with any allowance provided by Landlord to Tenant, shall remain the property of Tenant and are referred to herein as “Tenant’s Special Installations”. Tenant may at its expense remove any part of said property at any time during the Term, and shall at its expense remove all of said property at the expiration or other termination of the Term unless Landlord shall otherwise consent in writing. Upon removal of any or all of said property Tenant shall then repair all damage caused by such removal. Any of Tenant’s Special installations which are not removed from the Leased Premises at the expiration of the Term shall be deemed to have been abandoned by Tenant and may be disposed of by Landlord without liability to Tenant.

(e) Mechanics’ Liens. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s, materialman’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Leased Premises or the Building. Whenever and as often as any mechanic’s lien or materialman’s lien shall have been filed against the Leased Premises or the Building based upon any act or interest of Tenant or of anyone claiming through Tenant or of any lien or security interest with respect thereto shall have been filed after any materials, machinery or fixtures used in the construction, repair or operation thereof of annexed thereto by Tenant or its successors in interest, Tenant shall forthwith take such action by bonding, deposit or payment as will remove or satisfy the lien or other security interest and in default thereof after the expiration of 20 days after notice to Tenant, Landlord, in addition to any other remedy under this Lease, may pay the amount secured by such lien or security interest or discharge the same by deposit and the amount so paid or deposited shall be collectible as additional rent. The provisions of this subsection shall not be applicable to liens filed with respect to work done for Tenant’s account by Landlord.

10. Name of Building; Tenant’s Signs.

(a) Name. Provided that no Event of Default (as defined in Section 16) or Event of Bankruptcy (as defined in Section 17) has occurred and is continuing, throughout the Term, the Building shall be designated as the “ICF Kaiser Building”, and Landlord shall use that name in all advertising prepared by, or at the direction of, Landlord in connection with the leasing of space in the Building to the pubic. Notwithstanding the foregoing, if Tenant shall change its corporate name, then Tenant shall have the right, by written notice to Landlord, to require Landlord to re-designate the Building with a name incorporating all or part of Tenant’s new name, provided the same is not in violation of any rule, regulation or statute having jurisdiction over the Building or Landlord. In such event, Tenant shall bear all costs of changing the signage on the Building, and Tenant shall, within fifteen (15) days after receipt of an invoice therefor, reimburse Landlord for Landlord’s reasonable costs incurred in connection with the Building name change, including costs incurred to change Landlord’s advertising and costs of any required notices to any governmental agencies. Landlord expressly reserves the right to have the Building designated by a street number or numbers and to affix to the Building at locations designated by Landlord, signs indicating any such number or numbers and the name of the Building (if any) as selected from time to time by Tenant in accordance with the provisions of this subsection.

(b) Restrictions on Exterior Signs. Except as otherwise provided in subsection (d), Landlord has not granted to Tenant any rights in or to the roof or the outer side of the outside walls of the Building, control of which is hereby reserved by Landlord. Tenant shall not display or erect any lettering, signs, advertisements, awnings or other projections on the exterior of the Leased Premises or in the interior of the Leased Premises if visible from a public way, except for customary hallway door lettering.

(c) Directory Tablets. Landlord, at its expense, shall maintain the existing directory tablets (i) in the main lobby of the other building in the Office Park, (ii) in the skywalk between the Building and the other building in the Office Park (located at 9302 Lee Highway), and (iii) on the walkway between the Building and the other building in the Office Park, upon each of which Landlord, at Tenant’s expense, will affix Tenant’s name and a reasonable number of names of its officers, partners or employees. The size, color and style of such directories and names affixed thereto shall be selected by Landlord.

(d) Tenant’s Permitted Signs. Subject to Section 10(a) above, Landlord shall permit Tenant throughout the Term to install and maintain, subject to Legal Requirements, two suitable signs on the exterior of the Building. The location, size, color and style of Tenant’s exterior signs shall be subject to Landlord’s approval, such approval not to be unreasonably withheld or delayed. Landlord hereby approves Tenant’s signs which are currently on the Building, and agrees that, if the name of the Building is changed pursuant to Section 10(a), Tenant, at its expense, may replace such signs with similar signs displaying the new name.

(e) Access to Roof. Throughout the Term, Landlord shall permit Tenant to install and maintain, subject to Legal Requirements and the provisions of this Section 10(e), not more than three (3) satellite or antenna dishes on the roof of the Building (“Tenant’s Roof Use”).

(i) Landlord shall make available to Tenant access to and locations mutually acceptable to Landlord and Tenant on the roof for the construction, installation, maintenance, repair, operation and use of such satellite or antenna dishes. Tenant shall screen such installations in a manner mutually acceptable to Landlord and Tenant. Tenant shall have the right to remove such satellite or antenna dishes and any related equipment from the Building at the expiration or other termination of the Term of this Lease, provided that Tenant repairs any damage occasioned by such removal. Tenant shall pay all costs associated with the installation, maintenance, repair, use, insurance and removal of such satellite or antenna dishes and any related equipment.

(ii) Tenant shall give Landlord’s Building manager reasonable telephonic notice before any entry onto the roof of the Building by Tenant’s agents, employees or contractors, and shall permit Landlord’s Building manager to accompany Tenant’s agents, employees or contractors on any such entry onto the roof. Except as otherwise hereinafter set forth in this Section 10(e), Landlord shall not be liable for any claims, losses, actions, damages, liabilities or expenses arising from any satellite or antenna dishes or related equipment installed by Tenant on the roof of the Building, or the installation, maintenance, repair, use or removal of such dishes and relaxed equipment, unless caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

(iii) If Landlord permits any other party to install satellite or antenna dishes on the roof of the Building, and such equipment interferes with the operation of Tenant’s equipment, then Landlord, at its expense, shall take whatever measures may be necessary to eliminate such interference.

(iv) If the rate of any insurance carried by Landlord is increased as a result of Tenant’s Roof Use, then Tenant will pay to Landlord within ten (10) days before the date Landlord is obligated to pay a premium on the insurance (or within ten (10) days after Landlord delivers to Tenant a certified statement from Landlord’s insurance carrier stating that the rate increase was caused by Tenant’s Roof Use, whichever date is later), a sum equal to the difference between the original premium and the increased premium resulting from Tenant’s Roof Use.

(v) Landlord has not made any representations or promises pertaining to the suitability of the Building’s roof for Tenant’s Root Use. Tenant, solely for the purpose of this Section 10(e) and its right to rooftop access hereunder, accepts the rooftop in its “as is” condition.

(vi) Tenant will obtain prior to installation, any and all governmental licenses, approvals necessary for the installation, maintenance and use of any equipment installed pursuant to this Section 10(e), Tenant’s Roof Use shall not in any way conflict with any applicable Legal Requirements. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost (including reasonable attorney’s fees incurred in defending Landlord), damage or liability arising out of any violation by Tenant’s Roof Use of any applicable Legal Requirements.

(vii) Tenant’s Roof Use shall be exercised: (1) in such manner as will not create any hazardous condition or interfere with or impair the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, life, safety, public utilities or other systems or facilities in the Building; (2) in compliance with all applicable Legal Requirements; (3) in such a manner as will not unreasonably interfere with Landlord’s operation or maintenance of the Building; (4) at Tenant’s cost, including the cost of repairing any damage to the Building and any personal injury and/or property damage caused by the installation, inspection, adjustment, maintenance, removal or replacement of any of Tenant’s equipment on the roof and (5) in a manner which will not void or invalidate any roof warranty then in effect with respect to the roof of the Building. Tenant’s Roof Use shall be used solely in the ordinary course of Tenant’s business operations (and not for resale by Tenant), and any use of the roof outside of the ordinary course of Tenant’s business operations (such as, but not limited to, subleasing portions of the roof for profit to third parties, in order for such third parties to establish communications transmission facilities) shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld, but may be conditioned, inter alia, upon the payment by Tenant to Landlord of any net revenues paid to Tenant in respect thereof.

11. Liability Insurance.

(a) Required Coverage. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain in effect at all times during the Term, a policy of comprehensive general public liability insurance with broad form property damage endorsement, naming Landlord and (at Landlord’s request) any Mortgages of the Building and any management agent as additional insured(s), protecting Landlord, Tenant and any such Mortgagee and management agent against any liability for bodily injury, death or property damage occurring upon, in or about any part of the Building, including the roof, or the Land, the Leased Premises or any appurtenances thereto, with such policies to afford protection to the limit of $5,000,000 with respect to bodily injury or death to any one person, to the limit of $5,000,000 with respect to bodily injury or death to any number of persons in any one accident, and to the limit of $5,000,000 with respect to damage to the property of any one owner from one occurrence. Such comprehensive liability insurance may be effected by a policy or policies of blanket insurance which cover other property in addition to the Leased Premises, provided that the protection afforded thereunder shall be not less than that which would have been afforded under a separate policy or policies relating only to the Leased Premises and provided further that in all other respects any such policy shall comply with the other provisions of this Section.

(b) Policy Requirements. The insurance policy required to be obtained by Tenant under this Section: (i) shall be issued by insurance companies rated A- or better in the most current issue of Best’s Insurance Reports, licensed to do business in the state in which the Building is located and domiciled in the United States; and (ii) shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry. Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease. With respect to each insurance policy required to be obtained by Tenant under this Section, on or before the Lease Commencement Date, and at least 30 days before the expiration of the expiring policy or certificate previously furnished, Tenant shall deliver to Landlord a certificate of insurance therefor, together with evidence of payment of all applicable premiums. Each insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that such insurance policy shall not be canceled unless Landlord shall have received 20 days’ prior written notice of cancellation.

(c) Indemnification of Landlord. Except for the willful or negligent acts or omissions of Landlord or its agents or employees, Tenant hereby agrees to indemnify and hold harmless Landlord from and against any and all claims, losses, actions, damages, liabilities and expenses (including attorneys’ fees) that (i) arise from or are in connection with Tenant’s possession, use, occupancy, management, repair, maintenance or control of the Leased Premises, or any portion thereof, or (ii) arise from or are in connection with any willful or negligent act or omission of Tenant or Tenant’s agents, employees or subtenants, or (iii) result from any default, breach, violation or nonperformance of this Lease or any provision therein by Tenant, or (iv) arise from injury or death to persons or damage to property sustained on or about the Leased Premises, or (v) arise from Tenant’s installation, maintenance, repair, use or removal of any rooftop satellite or antenna dishes or related equipment. Tenant shall, at its own cost and expense, defend any and all actions, suits and proceedings which may be brought against Landlord with respect to the foregoing or in which Landlord may be impleaded. Tenant shall pay, satisfy and discharge any and all money judgments which may be recovered against Landlord in connection with the foregoing.

(d) Indemnification of Tenant. Except for the willful or negligent acts or omissions of Tenant or its agents or employees, Landlord hereby agrees to indemnify and hold harmless Tenant from and against any and all claims, losses, actions, damages, liabilities and expenses (including attorneys’ fees) that (i) arise from or are in connection with Landlord’s possession, use, occupancy, management, repair, maintenance or control of the common areas of the Building located on any Floor not wholly occupied by Tenant, or (ii) arise from or are in connection with any willful or negligent act or omission of Landlord or Landlord’s agents or employees, or (iii) result from any default, breach, violation or nonperformance of this Lease or any provision therein by Landlord, or (iv) arise from injury or death to persons or damage to property sustained on or about the common areas of the Building located on any Floor not wholly occupied by Tenant. Landlord shall, at its own cost and expense, defend any and all actions, suits and proceedings which may be brought against Tenant with respect to the foregoing or in which Tenant may be impleaded. Landlord shall pay, satisfy and discharge any and all money judgments which may be recovered against Tenant in connection with the foregoing.

12. Fire Insurance.

(a) Required Coverage. Landlord shall, throughout the Term, at its expense, keep the Building, but not Tenant’s Special Installations, Alterations or Tenant’s furniture, furnishings, trade fixtures or property removable by Tenant under the provisions of this Lease (including any rooftop satellite or antenna dishes and related equipment), insured against all loss or damage by fire with extended coverage in such amount as any first Mortgagee of the Building may from time to time require. Tenant shall, throughout the Term, at its expense, keep Tenant’s Special Installations and

Alterations and Tenant’s personal property, including any rooftop satellite or antenna dishes and related equipment, insured against all loss or damage by fire with extended coverage in an amount sufficient to prevent Tenant from becoming a co-insurer. Tenant’s policies of insurance shall contain, if available from the insurer, an appropriate clause or endorsement under which the insurer agrees that such policy shall not be canceled without at least 30 days notice to Landlord.

(b) Notice of Insurance Coverage. Landlord and Tenant will (i) if requested, advise the other as to the provisions of fire and extended coverage insurance policies obtained pursuant to this Section, and (ii) notify the other promptly of any change in the terms of any such policy which would affect such provisions.

(c) Mutual Waiver of Subrogation.

(i) Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord’s agents or employees, or any other cause, Tenant hereby releases Landlord and Landlord’s agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Building (excluding any personal property required to be insured by Landlord pursuant to the provisions hereof), arising out of any of the perils which are covered by Tenant’s property insurance policy, with extended coverage endorsements which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained.

(ii) Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant’s agents or employees, or any other cause, Landlord hereby releases Tenant and Tenant’s agents and employees from responsibility for and waives its entire claim of recovery for any and all loss or damage to the Building or any personal property of Landlord located about the Building and the Building generally and all property attached thereto (excluding any such property required to be insured by Tenant hereunder), arising out of any of the perils which are covered by Landlord’s property insurance policy which Landlord is required to obtain under the applicable provisions of this Lease, whether or not actually obtained.

(iii) Landlord and Tenant shall each cause its respective property insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of property insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

13. Damage by Fire or Other Casualty.

In the event of loss of, or damage to, the Leased Premises or the Building by fire or other casualty, the rights and obligations of the parties hereto shall be as follows:

(a) Repair of Damage. If the Leased Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord, and Landlord, upon receiving such notice, shall proceed promptly and with reasonable diligence, subject to Unavoidable Delays, to repair, or cause not to be repaired, such damage in a manner designed to minimize interference with Tenant’s occupancy (but with no obligation to employ labor at overtime or other premium pay rates). If the Leased Premises or any part thereof shall be rendered untenantable by reason of such damage, whether to the Leased Premises or the Building. the Basic Rent and Additional Charges shall proportionately abate, with respect thereto for the period from the date of such damage to the date when such damage shall have been repaired for the portion of the Leased Premises rendered untenantable. However, if, prior to the date when all of such damage shall have been repaired, any part of the Leased Premises is damaged shall be rendered tenantable and shall be used or occupied by Tenant or any Person or Persons claiming through or under Tenant, then the amount by which the Basic Rant and Additional Charges shall abate shall be equitably apportioned for the period from the date of any such use.

(b) Termination of Lease by Landlord or Tenant. If as a result of fire or other casualty more than one-half (1/2) of the Building Rentable Area is rendered untenantable, Landlord within 60 days from the date of such fire or casualty may terminate this Lease by notice to Tenant, specifying a date, not less than 20 nor more than 40 days after the giving of such notice, on which the Term shall expire as fully and completely as if such date were the date herein originally fixed for the expiration of the Term. If the Lease Premises are damaged as a result of fire or other casualty and if the damage to the Leased Premises (but not including Tenant’s Special Installations or Alterations) is so extensive that such damage cannot be substantially repaired within 240 days from the date of the fire or other casualty (except for Unavoidable Delays), either Landlord or Tenant within 30 days from the date of such fire or other casualty may terminate this Lease by notice to the other, specifying a date, not less than 20 nor more than 40 days after the giving of such notice on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term. If either Landlord or Tenant terminate this Lease, the Basic Rent and Additional Charges shall be apportioned as of the date of such fire or other casualty. If neither Landlord nor Tenant so elects to terminate this Lease, then Landlord shall proceed to repair the damage to the Building and the damage to the Leased Premises (but not Tenant’s Special Installations or Alterations), if any shall have occurred, and the Basic Rent and Additional Charges shall meanwhile be apportioned and abated all as provided in subsection (a). However, if such damage is not repaired and the Leased Premises and the Building restored to reasonably the same condition as they were prior to such damage within 240 days front the date of such damage (such 240 day period to be extended by the period of any Unavoidable Delays), Tenant, within 30 days from the expiration of such 240-day period (as the same may be extended), may terminate this Lease by notice to Landlord, specifying a date not more than 60 days after the giving of such notice on which the Term shall expire as fully and completely as if such date were the date herein originally fixed for the expiration of the Term.

(c) Termination of Lease by Landlord. If the Leased Premises shall be rendered untenantable to the extent of eighty percent (80%) or more by fire or other casualty during the last six months of the Term, Landlord or Tenant may terminate this Lease upon notice to the other party given within 90 days alter such fire or other casualty specifying a date, not less than 20 days nor more than 40 days after the giving of such notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term. If either Landlord or Tenant terminates this Lease pursuant to this subsection, the Basic Rent and Additional Charges shall be apportioned as of the date of such fire or casualty.

(d) Limitation on Landlord’s Repair Obligation. Landlord shall not be required no repair or replace any of Tenant’s Special Installations or Alterations or any other personal property of Tenant and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Building, but the foregoing shall not be deemed to relieve Landlord of liability for its breach of any covenant of this Lease.

(e) Inapplicability of Other Laws. The provisions of this Section shall be considered an express agreement governing any instance of damage or destruction of the Building or the Leased Premises by fire or other casualty, and any law now or hereafter in force providing for such a contingency in the absence of express agreement shall have no application.

(f) Landlord Released from Liability. Notwithstanding any other provision of this Lease, Landlord shall not be liable or responsible for, and Tenant hereby releases Landlord end its partners, officers, directors, agents and employees from, any and all liability or responsibility to Tenant or any Person claiming by, through or under Tenant, by way of subrogation or otherwise, for any injury, loss or damage to Tenant’s property caused by any of the perils insured against by the fire insurance policy with extended coverage endorsement which is customarily issued in Fairfax County, Virginia, and Tenant shall require its insurer(s) to include in all of Tenant’s insurance policies which could give rise to a right of subrogation against Landlord a clause or endorsement whereby the insurer(s) shall waive any right of subrogation against Landlord.

(g) Tenant Released from Liability. Notwithstanding any other provision of this Lease, Tenant shall not be liable or responsible for, and Landlord hereby releases Tenant and its partners, officers, directors, agents and employees from, any and all liability or responsibility to Landlord or any Person claiming by, through or under Landlord by way of subrogation or otherwise; for any injury, loss or damage to Landlord’s property caused by any of the perils insured against by the fire insurance policy with extended coverage endorsement which is customarily issued in Fairfax County, Virginia, and Landlord shall require its insurer(s) to include in all of Landlord’s insurance policies which could give rise to a right of subrogation against Tenant a clause or endorsement whereby the insurer(s) shall waive any rights of subrogation against Tenant.

(h) Insurance Proceeds. The proceeds payable under all fire and other hazard insurance policies maintained by Landlord on the Building shall belong to and be the property of Landlord, and Tenant shall not have any interest in such proceeds. Tenant agrees to look to its own fire and hazard insurance policies in the event of damage to Tenant’s Special Installations or Alterations or its personal property.

14. Condemnation.

(a) Effect of Taking. In the event of a Taking of the whole of the Leased Premises, this Lease shall terminate as of the date of such Taking. If only a part of the Leased Premises shall be so taken then, except as otherwise provided in this subsection, this Lease shall continue in force and effect but, from and after the date of the Taking, the Basic Rent and Additional Charges shall be reduced on the basis of the square footage of the portion of the Leased Premises so taken. If a part of the Building shall be taken, and if either (i) the part of the Building so taken contains more than twenty-five percent (25%) of the Rentable Area of the Leased Premises, immediately prior no such Taking, or (ii) in Landlord’s reasonable opinion, it shall be impracticable to continue to operate the Building, then Landlord, at Landlord’s option, may give to Tenant within 60 days after Building, then Landlord, at Landlord’s option, may give to Tenant within 60 days after the date upon which Landlord shall have received notice of the Taking, a 30 days’ notice of termination of this Lease. If a part of the Building shall be taken, and if either (i) the part of the Building taken contains more than thirty-five percent (35%) of the Rentable Area of the Leased Premises immediately prior to such Taking, or (ii) by reason of such Taking, all or substantially all of the Leased Premises becomes untenantable and Tenant is unable and does not, in fact use all or substantially all of the Leased Premises for the uses permitted by Section 6(a), then Tenant, at Tenant’s option, may give to Landlord within 60 days after the date upon which Tenant shall have received notice of such Taking, a 30 days’ notice of termination of this Lease. If a 30 days’ notice of termination is given by Landlord or Tenant, this Lease shall terminate upon the expiration of the 30-day period. If this Lease is terminated pursuant to the foregoing provisions of this subsection, then, to the extent permitted by applicable law and such Taking, Tenant shall have access to the Leased Premises in order to remove Tenant’s Special Installations and any other personal property then owned by Tenant and which Tenant is entitled to remove pursuant to this Lease during the period of 30 days from the date Tenant is permitted access therefor. If a Taking occurs which does not result in the termination of this Lease, Landlord shall repair, alter and restore the remaining portions of the Leased Premises to their former condition to the extent that the same may be feasible.

(b) Award. Landlord shall have the exclusive right to receive any and all awards made for damages to the Leased Premises and the Building accruing by reason of a Taking or by reason of anything lawfully done I pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all of Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof. However, Tenant shall have the right to make its own claim against the condemning authority for a separate award for the value of any of Tenant’s Special Installations and Alterations, for moving and relocation expenses and for such business damages and/or consequential damages as may be allowed by law which do not constitute part of the compensation for the Building and do not diminish the amount of the award to which Landlord would otherwise be entitled.

15. Assignment and Subletting.

(a) Subletting to ICF Kaiser International, Inc. It is understood and agreed that Tenant will sublet the entire Leased Premises to its affiliate, ICF Kaiser International, Inc., for a basic rent in excess of the Basic Rent payable hereunder. Upon the written request of Landlord or any Mortgagee following an event of default under any loan secured by a Mortgage, Tenant shall pay to Landlord one hundred percent (100%) of the amount of such excess, monthly as received by Tenant from ICF Kaiser International, Inc.

(b) Assignment and Subletting Prohibited. Tenant shall not mortgage, pledge, encumber, sell, assign or transfer this Lease, in whole or in part, by operation of law or otherwise, or sublease all or any part of the Leased Premises, without Landlord’s written consent, which consent may be withheld for any reason whatsoever except as provided in subsection (a) and subsection (d). In connection with any request by Tenant for such consent to assign or sublet, Tenant shall submit to Landlord, in writing, a statement containing the name of the proposed assignee or subtenant, such information as to its financial responsibility and standing as Landlord may reasonably require, and all of the terms and provisions upon which the proposed assignment or subletting is to be made, and, unless the proposed sublet area shall constitute the entire Leased Premises, such statement shall be accompanied by a floor plan delineating the proposed sublet area. Any attempted transfer, assignment, subletting, mortgaging or encumbering of this Lease in violation of the provisions of this Section shall be void and confer no rights upon any third person. No permitted assignment or subletting shall relieve Tenant of any of its obligations under this Lease.

(c) Merger and Consolidation. Notwithstanding the provisions of subsection (b), Tenant shall have the privilege, without the consent of Landlord, to assign its interest in this Lease to any corporation which is a successor to Tenant, either by merger or consolidation, or to any corporation which controls, is controlled by, or is under common control with, the Tenant. However, no such assignment shall be valid unless, within 10 days after the consummation thereof, Tenant shall deliver to Landlord (i) a duplicate original instrument of assignment in form reasonably satisfactory to Landlord, duly executed by Tenant, and (ii) an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee shall agree to observe and perform, and to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, whether or not accruing prior to or after the date of such assignment and whether or not relating to matters arising prior to such assignment.

(d) Permitted Subletting. Unless an Event of Default has occurred and is continuing, Landlord shall not unreasonably withhold or delay Landlord’s consent to sublettings by Tenant of a part or parts of the Leased Premises, but Landlord shall not be obligated to consent to a subletting for a use prohibited by Section 6(a). Each such subletting shall be for undivided occupancy by the subtenant of that part of the Floor affected thereby for the use permitted under this Lease. Landlord may, however, withhold such consent if; in Landlord’s reasonable judgment, the proposed subtenant is not engaged in a business consistent with the character and dignity of the Building, or will impose any additional material burden upon Landlord in the operation of the Building (to an extent greater than the burden to which Landlord would have been put if Tenant continued to use, or used, such part of the Leased Premises for its own purpose). In the event of any dispute between Landlord and Tenant as to the reasonableness of Landlord’s refusal to consent to any subletting such dispute shall be submitted to mediation pursuant to Section 28. Except as otherwise set forth in subsection (a) if any portion of the Leased Premises is sublet at any time, and if the rent received by Tenant on account of such subletting exceeds the Basic Rent,              allocated to the space subject to the sublease in the proportion of the area of such space to the Rentable Area of the Leased Premises; plus actual out-of-pocket expenses incurred by Tenant in connection with Tenant’s subleasing of such space, including advertising, advertising, attorneys’ fees, brokerage commissions and the unamortized cost of preparing such space for occupancy by the subtenant, then, except as otherwise provided in the next sentence, Tenant shall pay to Landlord fifty percent (50%) of such excess, monthly as received by Tenant from the subtenant. Except as otherwise set forth in subsection (a), Landlord shall not share in any profit derived by Tenant from the permitted subletting of allot any part of the space located on the Floor designated by Tenant as its “Sublet Floor” in a notice given to Landlord before Tenant enters into its first permitted sublease pursuant to this subsection. Notwithstanding anything to the contrary in this Section 15(d), Tenant shall have the right to sublet space in the Leased Premises to Tenant’s affiliates (hereinafter defined), subcontractors or consultants without notice to or the consent of Landlord, and, except as set forth in Section 15(a), without paying any portion of the profits of such subletting to Landlord. As used herein, a “Tenant’s affiliate” shall mean a corporation or other entity which controls, is controlled by or is under common control with Tenant, or which is a joint venture partner of Tenant.

(e) Collection of Rent from Assignee. If Tenant’s interest in this Lease is assigned, whether or not in violation of the provisions of this Section, Landlord may collect rent from the assignee; if the Leased Premises or any part thereof are sublet to, or occupied by, or used by, any Person other than Tenant, whether or nor in violation of this Section, Landlord, after default by Tenant under this Lease, may collect rent from the subtenant, user or occupant. In either case, Landlord shall apply the amount collected to the rents reserved in this Lease, but neither any such assignment, subletting, occupancy or use, whether with or without Landlord’s prior consent, nor any such collection or application, shall be deemed a waiver of any neon, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant. The consent by Landlord to any assignment or subletting shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment or subletting. The listing of any name other than that of Tenant on any door of the Leased Premises or on any directory in the Building, or otherwise, shall not operate to vest in the Person so named any right or interest in this Lease or in the Leased Premises or be deemed to constitute, or serve as a substitute for, any prior consent of Landlord required under this Section, and it is understood that any such listing shall constitute a privilege extended by Landlord which shall be revocable at Landlord’s will by notice to Tenant. Neither an assignment of Tenant’s interest in this Lease nor a subletting, occupancy or use of the Leased Premises or any part thereof by any Person other than Tenant, nor the collection of rent by Landlord from any Person other than Tenant as provided in this subsection, nor the application of any such rent as provided in this subsection shall, in any circumstances, relieve Tenant from its obligation fully to observe and perform the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

16. Default Provisions.

(a) Events of Default. Each of the following events shall be deemed to be, and is referred to in this Lease as, an “Event of Default”:

(1) A default by Tenant in making any payment of Basic Rent or Additional Charges on the date such payment is due and payable which continues for more than five days after Landlord shall have given Tenant a written notice specifying such default.

(2) If, within any period of 12 consecutive months, Landlord has given two written notices to Tenant pursuant to paragraph (1), a further default by Tenant, within the 12-month period after the giving of the second such notice, in making any payment of Basic Rent or Additional Charges on the date such payment is due which continues for more than 10 days after such payment is due; or

(3) The neglect or failure of Tenant to perform or observe any of the terms, covenants or conditions contained in this Lease on Tenant’s part to be performed or observed (other than those referred to in paragraph (1) above) which is not remedied by Tenant (i) within 20 days after Landlord shall have given to Tenant written notice specifying such neglect or failure, or (ii) in the case of any such neglect or failure which cannot with due diligence and in good faith be cured within 20 days, within such additional period, if any, as may be reasonably required to cure such default with due diligence and in good faith provided that Tenant commences the curing of the same within the 20-day period (it being intended that, in connection with any such default which is not susceptible of being cured with due diligence and in good faith within 20 days, the time within which the Tenant is required no cure such default shall be extended (or such additional period as may be necessary for the curing thereof with due diligence and in good faith); or

(4) The assignment, transfer, mortgaging or encumbering of this Lease or the subletting of the Leased Premises in a manner not permitted by Section 15; or

(5) The taking of this Lease or the Leased Premises, or any part thereof, upon execution or by other process of law directed against Tenant, or upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, which execution or attachment shall not be discharged or disposed of within 30 days after the levy thereof.

(b) Landlord’s Rights Upon Event of Default. Upon the occurrence of an Event of Default, Landlord shall have the right, at its election, then or at any time thereafter while such Event of Default shall continue, either:

(1) To give Tenant written notice that this Lease will terminate on a date to be specified in such notice, which date shall not be less than three days after such notice if such notice is sent by registered or certified mail, but which date may be the date of such notice or any date thereafter if such notice is delivered in person, and on the date specified in such notice Tenant’s right to possession of the Leased Premises shall cease and this Lease shall thereupon be terminated, but Tenant shall remain liable as provided in subsection (c); or

(2) Without demand or notice, to reenter or take possession of the Leased Premises, or any part thereof, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either, either by summary proceedings, or by action at law or in equity, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenant.

If Landlord elects to re-enter under paragraph (2), Landlord may terminate this Lease, or, from time to time, without terminating this Lease, may relet the Leased Premises, or any part thereof, as agent for Tenant for such term or terms and it such rental or rentals and upon such other terms and conditions as Landlord may deem advisable, with the right to make alterations and repairs to the Leased Premises. No such re-entry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant under paragraph (1) or unless the termination thereof be decreed by a court of competent jurisdiction. Tenant waives any right to the service of any notice of Landlord’s intention to reenter provided for by any present or future law.

(c) Tenant’s Liability for Damages. If Landlord terminates this Lease pursuant to subsection (b), Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for (i) the sum of (A) all Basic Rent and Additional Charges provided (or in this Lease until the date this Lease would have expired had such termination not occurred, and (B) any and all reasonable expenses incurred by Landlord in reentering the Leased Premises, repossessing the same, making good any default of Tenant, painting, altering or dividing the Leased Premises, combining the same with any adjacent space for any new tenants, putting the same in proper repair, reletting the same (including any and all reasonable attorney’s fees and disbursements and reasonable brokerage fees incurred in so doing), and any and all expenses which Landlord may incur during the occupancy of any new tenant (other than expenses of a type that are Landlord’s responsibility under the terms of this Lease); less (ii) the proceeds of any reletting. Tenant agrees to pay to Landlord the difference between items (i) and (ii) above with respect to each month during the Term, at the end of such month. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, Tenant shall pay to Landlord, whether or not the Lease is terminated, such sums as the court which has jurisdiction thereover may adjudge reasonable as attorney’s fees with respect to any successful law suit or action instituted by Landlord to enforce the provisions of this Lease. Landlord shall have the right, at its sole option, to relet the whole or any part of this Leased Premises for the whole of the unexpired Term, or longer, or from time to time for shorter periods, for any rental then obtainable, giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as Landlord, in its sole and absolute discretion, may deem advisable. Tenant’s liability as aforesaid shall survive the institution of summary proceedings and the issuance of any warrant thereunder. Landlord shall be under no obligation to relet the Leased Premises, but agrees to use its best efforts to do so.

(d) Liquidated Damages. If Landlord terminates this Lease pursuant to subsection (b), Landlord shall have the right, at any time, at its option, to require Tenant to pay to Landlord, on demand, as liquidated and agreed final damages in lieu of Tenant’s liability under subsection (c), an amount equal to the difference discounted to the date of such demand at an annual rate of interest equal to the then-current yield on actively traded U.S. Treasury bonds with 10-year maturities, as published in the Federal Reserve Statistical Release for the week prior to the date of such termination, between (i) the Basic Rent and Additional Charges, computed on the basis of the then current annual rate of Basic Rent and Additional Charges, which would have been payable from the date of such demand to the date when this Lease would have expired, if it had not been terminated, and (ii) the then fair rental value of the Leased Premises for the same period. Upon exercise of this option by Landlord and payment of such liquidated and agreed final damages, Tenant shall be released from all further liability under this Lease with respect to the period after the date of such demand. If, after the Event of Default giving rise to the termination of this Lease, but before presentation of proof of such liquidated damages, the Leased Premises, or any part thereof, shall be relet by Landlord for a term of one year or more, the amount of rent reserved upon such reletting shall be deemed to be the fair rental value for the part of the Leased Premises so relet during the term of such reletting.

(e) Rights and Remedies Cumulative. The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power and remedy that Landlord may have, whether specifically granted herein, or presently or hereafter existing at law, in equity, or by statute.

17. Bankruptcy

(a) Events of Bankruptcy. The following shall be Events of Bankruptcy under this Lease: (i) Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”) or under the insolvency laws of any state, district, commonwealth or territory of the United States (the “Insolvency Laws”); (ii) the appointment of a receiver or custodian for any or all of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property; (iii) the filing of a voluntary petition under the provisions of the Bankruptcy Code or insolvency Laws; (iv) the filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or insolvency Laws, which either (A) is not dismissed within sixty (60) days of filing, or (B) results in the issuance of an order for relief against the debtor or (iv) Tenants making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

(b) Landlord’s Rights Upon Event of Bankruptcy. Upon the occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available no Landlord pursuant no Section 16; provided, however, that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord shall not exercise its rights and remedies pursuant to Section 16 so long as (1) the Bankruptcy Code prohibits the exercise of such rights and remedies, and (2) Tenant or its Trustee in Bankruptcy (hereinafter referred to as “Trustee”) (i) cures all defaults under this Lease, (ii) compensates Landlord for monetary damages incurred as a result of such defaults, (iii) provides adequate assurance of future performance on the pert of Tenant as debtor in possession or on the part of the assignee tenant, and (iv) complies with all other requirements of the Bankruptcy Code.

18. Either Party May Perform the Other’s Obligations.

If Tenant shall fail to keep or perform any of its obligations as provided in this Lease in respect to (a) maintenance of insurance, (b) repairs and maintenance of the Leased Premises, (c) compliance with Legal Requirements, or (d) the making of any other payment or performance of any other obligation, then Landlord may (but shall not be obligated to do so) upon the continuance of such failure on Tenant’s part for 10 days after written notice to Tenant (or after such additional period, if any, as Tenant may reasonably require to cure such failure if of a nature which cannot be cured within said 10 day period), or without notice in the case of an emergency, and without waiving or releasing Tenant from any obligation, and as an additional but not exclusive remedy, make any such payment or perform any such obligation and all sums so paid by Landlord and all necessary incidental costs and expenses, including attorney’s fees, incurred by Landlord in making such payment or performing such obligation, together with interest thereon from the date of payment at the Default Interest Rate, shall be deemed additional rent and shall be paid to Landlord on demand, or at Landlord’s option may be added to any installment of Basic Rent thereafter filling due, and if not so paid by Tenant, Landlord shall have the same rights and remedies as in the case of a default by Tenant in the payment of Basic Rent. If Landlord shall fail to keep or perform any of its obligations as provided in this Lease in respect to (a) maintenance of insurance, (b) repairs and maintenance of the Leased Premises, the Building or the common areas, or (c) the making of any other payment or performance of any other obligation, then Tenant may (but shall not be obligated to do so) upon the continuance of such failure on Landlord’s part for 10 days after written notice to Landlord (or after such additional period, if any, as Landlord may reasonably require to cure such failure if of a nature which cannot be cured within said 10 day period), or without notice in the case of an emergency, and without waiving or releasing Landlord from any obligation, and us an additional but not exclusive remedy, make any such payment or perform any such obligation and all sums so paid by Tenant and all necessary incidental costs and expenses, including-attorney’s fees, incurred by Tenant in making such payment or performing such obligation, together with interest thereon from the date of payment at the Default Interest Rate, shall be paid by Landlord to Tenant on demand.

19. Security Deposit.

(a) Use and Application. Tenant has deposited with Landlord the Security Deposit, as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder. Landlord has invested the Security Deposit and shall keep the same invested, in (i) prime commercial paper, banker’s acceptances or certificates of deposit in United States commercial banks (having net assets in excess of $100,000,000) in each case having a maturity of not more than 30 days, or (ii) obligations of the United Stares Government having a maturity of not more than 90 days, or (iii) one or more mutual finds which invest their assets primarily in investment of the type described in clauses (i) and (ii), or (iv) one or more interest-bearing accounts in financial institutions the deposits in which are insured by an agency of the United States. If an Event of Default occurs, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) any Basic Rent or Additional Charges which Tenant may nor have paid or which may become due after the occurrence of such Event of Default, (ii) any sum expended by Landlord on Tenant’s behalf in accordance with the provisions of this Lease, or (iii) any sum which Landlord may expend or be required to expend by reason of Tenant’s default, including damages or deficiency in the reletting of the Leased Premises as provided in Section 16. The use, application or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purpose set forth above, Tenant agrees, within 10 days after a written demand therefor is made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount.

(b) Return of Security Deposit. Provided that Tenant is not then in default, the Security Deposit, or any balance thereof, and all accrued interest or gains thereon, shall be returned to Tenant within thirty (30) days after the expiration of the Term. In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Security Deposit, or the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in this Lease or the Security Deposit. In such event, upon the return of the Security Deposit (or balance thereof) to the original Tenant, Landlord shall be completely relieved of liability under this Section.

(c) Return of Accrued Interest on Security Deposit. Within thirty (30) days after the execution of this Lease by both parties hereto, Landlord will return all accrued interest on the Security Deposit to Tenant.

(d) Transfer of Security Deposit. In the event of a transfer of Landlord’s interest in the Leased Premises, Landlord shall have the right to transfer the Security Deposit to the transferee thereof. In such event, upon the delivery by Landlord to Tenant of such transferee’s written acknowledgment of its receipt of the Security Deposit, Landlord shall be deemed to have been released by Tenant from all liability or obligation for the return of the Security Deposit, and Tenant agrees to look solely to such transferee for the return of the Security Deposit and the transferee shall be bound by all provisions o this Lease relating to the return of the Security Deposit.

(e) Restrictions on Encumbering. The Security Deposit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord.

(f) Letter of Credit. At any time during the Term, Tenant shall have the right to deliver to Landlord a letter of credit in the amount of the Security Deposit, to be held by Landlord as security for the performance by Tenant of all of the obligations to be performed by it under this Lease. In such event, Landlord shall refund the cash Security Deposit and all accrued interest thereon to Tenant within fifteen (15) days after receipt of such letter of credit. The letter of credit (and each replacement or renewal thereof) shall (i) be irrevocable, (ii) be issued by NationsBank, N.A. or another national bank having an office in Washington, D.C. or Fairfax County, Virginia, which has net assets of $50,000,000 or more, (iii) be for a term of not less than 12 months after the date of issuance, and (iv) authorize Landlord to draw thereon by a sight draft delivered to the issuing bank accompanied by an affidavit of a general partner, or executive officer, of Landlord that an Event of Default has occurred and is continuing or that Tenant has failed to deliver a replacement letter of credit within the time required by this subsection. Tenant shall, on or before the 30th day before the expiration date of the letter of credit then being held by Landlord under this subsection, deliver to Landlord an extension or renewal of the letter of credit for a period of not less than 12 months. Tenant shall extend or renew the letter of credit, or any extension or renewal thereof, for successive periods of at least 12 months each throughout the Term. Upon the occurrence of an Event of Default or the Tenant’s failure to deliver a replacement letter of credit within the time required by this subsection, Landlord shall be authorized to draw on the letter of credit then being held by it. Landlord shall receive, hold and apply the proceeds of the letter of credit in the same manner and on the same terms as the Security Deposit. All references in this Lease to the “Security Deposit” shall be deemed to include the proceeds of the letter of credit.

20. Subordination.

(a) Mortgages. This Lease and Tenant’s interest hereunder shall have priority over, and be senior to, the lien of any Mortgage made by Landlord after the date of this Lease. However, if at any rime or from time to time during the Term, a Mortgagee or prospective Mortgagee requests that this Lease be subject and subordinate to its Mortgage, this Lease and Tenant’s interest hereunder shall be subject and subordinate to the lien of such Mortgage and to all renewals, modifications, replacements consolidations and extensions thereof and to any and all advances made thereunder and the interest thereon. Tenant agrees that, within 10 days after receipt of a written request therefor from Landlord, it will, from time to time, execute and deliver any instrument or other document required by any such Mortgagee to subordinate this Lease and its interest in the Leased Premises to the lien of such Mortgage. If, at any time or from time to time during the Term, a Mortgagee of a Mortgage made prior to the date of this Lease shall request that this lease have priority over the lien of such Mortgage, and if Landlord consents thereto, this Lease shall have priority over the lien of such Mortgage and all renewals, modifications, replacements, consolidations and extensions thereof and all advances made thereunder and the interest thereon, and Tenant shall, within 10 days after receipt of a written request therefor from Landlord, execute, acknowledge and deliver any and all documents and instruments confirming the priority of this Lease. In any event, however, if this Lease shall have priority over the lien of a Mortgage, this Lease shall not become subject or subordinate to the lien of any subordinate Mortgage, and Tenant shall not execute any subordination documents or instruments for any subordinate Mortgagee, without the written consent of the prior Mortgagee.

(b) Ground Leases. This Lease and Tenant’s interest hereunder shall be subject and subordinate to each and every ground or underlying lease hereafter made of the Building or the land on which it is constructed, or both, and to all renewals, modifications, replacements and extensions thereof. Tenant agrees that, within 10 days after receipt of written request therefor from Landlord, it will, from time to time, execute, acknowledge and deliver any instrument or other document required by any such lessor to subordinate this Lease and its interest in the Leased Premises to such ground or underlying lease.

(c) First Mortgagee’s Right of Cure. If (i) the Building, or any part thereof, or the land on which the Building is constructed, or the Landlord’s leasehold estate in the Building, is at any time subject to a first Mortgage, and (ii) this Lease, or the Basic Rent and Additional Charges payable under this Lease is assigned to the first Mortgagee; and (iii) the Tenant is given written notice of such assignment, including the name and address of the assignee, then, in that event, Tenant shall not terminate this Lease or make any abatement in the Basic Rent payable hereunder for any default on the part of the Landlord without first giving written notice, in the manner provided, elsewhere in this Lease for the giving of notices, to such first Mortgagee, specifying the default in reasonable detail, and affording such first Mortgagee a reasonable opportunity to make performance, as its election, for and on behalf of the Landlord.

(d) Non-Disturbance Agreement. Notwithstanding the provisions of subsections (a) and (b), neither this Lease nor any right, title or interest of Tenant in the Leased Premises shall be subordinate to the lien of any ground or underlying lease or any Mortgage made or placed after the date of this Lease, and Tenant shall not be required to subordinate this Lease or Tenant’s interest in the Leased Premises to any such ground or underlying lease or any such Mortgage, unless such lease or Mortgage contains an express provision (or the lessor or the Mortgagee or other party secured by the Mortgage agrees in writing) to the effect that so long as this Lease has not been terminated by reason of the occurrence of an Event of Default, the lessor or the Mortgagee (or other party secured by the Mortgage) will be bound by all of the terms and provisions of this Lease (except as otherwise set forth in such agreement), a default by the Landlord under such lease or by the mortgagor under such Mortgage shall not have any effect upon Tenant’s right to occupy the Leased Premises in accordance with all of the terms and conditions of this Lease, and the term, estate and options of Tenant under this Lease shall not be terminated or otherwise effected by a termination of such ground or underlying lease or a foreclosure and sale or other action instituted under or in connection with such Mortgage. Contemporaneously with the execution of this Lease, Landlord shall deliver to Tenant a non-disturbance agreement, in form reasonably satisfactory to Tenant, from the Mortgagee under any existing Mortgage, to the effect that so long as this Lease has not been terminated by reason of the occurrence of an Event of Default, the Mortgagee (or other party secured by the Mortgage) will be bound by all of the terms and provisions of this Lease, a default by the mortgagor under such Mortgage shall not have any effect upon Tenant’s right to occupy the Leased Premises in accordance with all of the terms and conditions of this Lease, and the term, estate and options of Tenant under this Lease shall not be terminated or otherwise affected by a foreclosure and sale or other action instituted under or in connection with such Mortgage. Contemporaneously with the execution of this Agreement, Landlord shall deliver to Tenant a non-disturbance agreement, its form reasonably satisfactory to Tenant, from the lessor under the Ground Lease, to the effect that so long as this Lease has not been terminated by reason of the occurrence of an Event of Default, the lessor will be bound by all of the terms and provisions of this Lease, a default by the Landlord under such Ground Lease shall not have any effect upon Tenant’s right to occupy the Leased Premises in accordance with all of the terms and conditions of this Lease, and the term, estate and options of Tenant under this Lease shall not be terminated or otherwise affected by a termination of such Ground Lease.

21. Attornment.

In the event of (a) a transfer of Landlord’s interest in the Leased Premises, (b) the termination of any ground or underlying lease of the Building or the land on which it is constructed, or both, or (c) the purchase of the Building or Landlord’s interest therein in a foreclosure sale or by deed in lieu of foreclosure under any Mortgage or pursuant to a power of sale contained in any Mortgage, then in any of such events Tenant shall, at Landlord’s request, attorn to and recognize the transferee or purchaser of Landlord’s interest or the lessor under the terminated ground or underlying lease, as the case may be, as Landlord under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continued as a direct lease between such person, as “Landlord” and Tenant, as “Tenant,” except that such lessor, transferee or purchase shall not be liable for any act or omission of Landlord prior to such lease termination or prior to such person’s succession to title, nor be subject to any offset, defense or counterclaim accruing prior to such lease termination or prior to such person’s succession to title, nor be bound by any payment of Basic Rent or Additional Charges prior to such lease termination or prior to such person’s succession to title for more than one month in advance. Tenant shall, upon request by Landlord or the transferee or purchaser of Landlord’s interest or the lessor under the terminated ground or underling lease, as the case may be, execute and delivery an instrument or instruments confirming the foregoing provisions of this Section. Tenant hereby waives the provisions of any present or future law or regulation which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease, or the obligations of Tenant hereunder, upon or as a result of the termination of any such ground or underlying lease or the completion of any such foreclosure and sale.

22. Quiet Enjoyment.

Landlord covenants that Tenant, upon paying the Basic Rent and the Additional Charges provided for in this Lease, and upon performing and observing all of the terms, covenants, conditions and provisions of this Lease on Tenant’s part to be kept, observed and performed, shall quietly hold, occupy and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by Landlord or any party lawfully claiming through or under Landlord.

23. Landlord’s Right of Access to Leased Premises.

(a) Right of Entry. Landlord and its agents shall have the following rights in and about the Leased Premises; (i) to enter the Leased Premises at all reasonable times to examine the Leased Premises or for any of the purposes set forth in this Section or for the purpose of performing any obligation of Landlord under this Lease or exercising any right or remedy reserved to Landlord in this Lease, and if Tenant, its officers, partners, agents or employees shall not be personally present or shall not open and permit an entry into the Leased Premises at any time when such entry shall be necessary or permissible, to use a master key or forcibly to enter the Leased Premises; (ii) to erect, install, use and maintain pipes, ducts and conduits in and through the Leased Premises which, when completed, will not substantially interfere with the use or appearance or materially reduce the space afforded to Tenant in the Leased Premises; (iii) to exhibit the Leased Premises to others at reasonable times and for reasonable purposes, (iv) to make such repairs, alterations or improvements, or to perform maintenance of all heating, air-conditioning, elevator, plumbing, electrical and other mechanical facilities installed by Landlord, as may be required from time to time by this Lease to be made or performed by Landlord; (v) to take all materials into and upon the Leased Premises that may be required in connection with any such repairs, alterations, improvements or maintenance; and (vi) to alter, renovate and decorate the Leased Premises at any time during the Term if Tenant shall have removed all or substantially all of Tenant’s property from the Leased Premises. Landlord agrees to give prior notice before it exercises its rights under this subsection, except that Landlord may enter the Leased Premises without notice in the case of an emergency. In making such an entry, Landlord agrees to use reasonable efforts to avoid interfering with the regular amid usual conduct of the Tenant’s business. Notwithstanding anything to the contrary herein, Landlord may obtain access to the double-secured areas of the Leased Premises only with the permission and assistance of Tenant’s Director of Facilities, except in the event of an emergency posing a threat of immediate injury to persons or property.

(b) Rights in Adjacent Areas. Except as otherwise provided in Section 10, all parts (except surfaces facing the interior of the Leased Premises) of all walls, windows and doors bounding the Leased Premises (including exterior Building walls, corridor walls, doors and entrances), all balconies, terraces and roofs adjacent to the Leased Premises, all space in or adjacent to the Leased Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air-conditioning, plumbing, electrical and other mechanical facilities installed by Landlord, service closets and other Building facilities, and the use thereof, as well as access thereto through the Leased Premises for the purposes of operation, maintenance, alteration and repair, are hereby reserved to Landlord. Nothing contained in this Section shall impose any obligation upon Landlord with respect to the operation, maintenance, alteration or repair of the Leased Premises or the Building.

(c) Effect of Landlord’s Entry. The exercise by Landlord or its agents of any right reserved to Landlord in this Section shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or its agents, or upon any lessor under any ground or underlying lease, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. Landlord agrees to exercise its rights under this Section in a manner designed to minimize interference with Tenant’s normal business operations, without any obligation, however, to employ labor at overtime or other premium pay rates.

24. Limitation on Landlord’s Liability.

(a) Accidents, etc. Except for damages resulting from the willful or negligent act or omission of Landlord, its agents, employees or contractors, Landlord shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, guests or trespassers, for any damage or loss to the property of Tenant or others located on the Leased Premises, or in the Building or the land on which it is built, or for any accident or injury to Persons in the Leased Premises or the Building, resulting from the necessity of repairing any portion of the Building; the use or operation (by Tenant or any other Person or Persons whatsoever) of any elevators, or heating, cooling, electrical or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the

Building or the Leased Premises; any fire, robbery, theft, and/or any other casualty; any leaking in any part or portion of the Leased Premises or the Building; any water, wind, rain, or snow that may leak into, or flow from any part of the Leased Premises or the Building; any acts or omissions of any occupant of any space adjacent to or adjoining all or any part of the Leased Premises, any water, gas, steam, fire, explosion, electricity or falling plaster, the bursting, stoppage or leakage of any pipes, sewer pipes, drains, conduits, appliances or plumbing works; or any other cause whatsoever.

(b) Unavoidable Delays. Neither Landlord nor Tenant shall be required to perform any of its obligations under any provision of this Lease, or be liable for loss or damage for failure to do so, nor shall the other party be released from any of its obligations under this Lease because of such party’s failure to perform, where such failure arises from or through Unavoidable Delays or Legal Requirements. If Landlord or Tenant is so delayed or prevented from performing any of its obligations during the Term, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation. Lack of funds shall not be deemed an Unavoidable Delay for purposes of this Section 24(b), and nothing in this Section 24(b) shall excuse Tenant’s failure to promptly pay any Basic Rent or Additional Charges due under this Lease, or Landlord’s or Tenant’s failure to maintain policies or deliver certificates of insurance required hereunder.

(c) Building Services. If Landlord shall fail to supply, or be delayed in applying, any service expressly or impliedly to be supplied under this Lease, or shall be unable to make, or be delayed in making, any repairs, alterations, additions, improvements or decorations, or shall be unable to supply, or be delayed in supplying, any equipment or fixtures, and if such failure, delay or inability shall result from Unavoidable Delays, such failure, delay or inability shall not constitute an actual or constructive eviction, in whole or in part, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience to Tenant, or injury to, or interruption of, Tenant’s business, or otherwise, or entitle Tenant to any abatement or diminution of rent except as provided in Section 3(i).

(d) Liability Limited to Landlord’s Estate. Notwithstanding any provision to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Building (or the proceeds received by Landlord on a sale of such estate and property but not the proceeds of any financing or refinancing thereof) in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Leased Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Leased Premises, shall be limited to such estate and property of Landlord (or sale, insurance or condemnation proceeds in connection therewith). No other properties or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Leased Premises, and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys.

25. Estoppel Certificates.

Tenant and Landlord each agrees, from time to time, within 15 days after written request therefor by the other parry, to execute, acknowledge and deliver to the other party a statement in writing certifying to the other party, any Mortgagee, assignee of a Mortgagee, or any purchaser, of the Building or the land on which it is constructed, or both, or any other Person designated by the other party, as of the date of such statement, (i) that Tenant is in possession of the Leased Premises; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and setting forth such modifications); (iii) whether or not there are then existing any set-offs or defenses known to such party against the enforcement of any right or remedy of the other party, or any duty or obligation of such party, hereunder (and, if so, specifying the same in detail); (iv) the dates, if any, to which any Basic Rent or Additional Charges have been paid in advance; (v) that such party has no knowledge of any uncured defaults on the part of the other party under this Lease (or, if such party has knowledge of any such uncured defaults, specifying the same in detail); (vi) that such party has no knowledge of any event having occurred that authorizes the termination of this Lease by such party (or, if such party has such knowledge, specifying the same in detail); (vii) the amount of any Security Deposit held by Landlord; and (viii) any additional facts reasonably requested by any such Mortgagee, assignee of a Mortgagee, purchaser or other Person.

26. Surrender of Leased Premises.

(a) Possession. Tenant shall, on or before the last day of the Term, except as otherwise expressly provided elsewhere in this Lease, remove all of its property and peaceably and quietly leave, surrender and yield up to the Landlord the Leased Premises, free of subtenancies, broom clean and in good order and condition except for reasonable wear and tear, damage by fire or other casualty, or conditions requiring repair by Landlord hereunder at Landlord’s expense.

(b) Inspection of Leased Premises. At the time Tenant surrenders the Leased Premises at the end of the Term, or within twenty (20) days thereafter, Landlord and Tenant, or their respective agents shall inspect the Leased Premises and shall prepare and sign an inspection form to describe the condition of the Leased Premises at the time [ILLEGIBLE]

If Tenant shall hold over possession of the Leased Premises after the end of the Term, Tenant shall be deemed to be occupying the Leased Premises as a Tenant from month-to-month, at one hundred fifty percent (150%) of the Basic Rent, adjusted to a monthly basis, and subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable, or as the same shall be adjusted, to a month-to-month tenancy.

28. Mediation.

In any case in which it is provided by the terms of this Lease that any matter shall be determined by mediation, then such mediation shall be in accordance with the Commercial Mediation Rules then in effect of the American Arbitration Association (“AAA”). The mediation proceeding shall be conducted in Washington, D.C., by one mediator selected by the AAA. The cost of the mediation, including filing fees with the AAA and the cost of the mediator, shall be borne equally by the parties. In the mediation sessions, the parties shall endeavor in good faith to resolve the claim or controversy at issue. Any party or the mediator shall have the right to terminate the mediation at any time after the first mediation session. Neither party may make any disclosure of the existence or results of the mediation without the prior written consent of the other party. The mediator may not make any disclosure of the existence or results of the mediation without the prior written consent of both parties. No discussions in the mediation shall be admissible in any litigation between the parties, and the mediator shall not be subject to subpoena to testify to any communication between the mediator and either party. If the parties are unable to settle the matter by mediation, then either party may submit such matter to litigation.

29. Parking.

Throughout the Term, Tenant shall be entitled to the use of 675 parking spaces in the structured parking facility for the Office Park (the “Parking Spaces”), without additional charge therefor. The Parking Spaces shall be available to Tenant and/or its employees on an unreserved basis, in common with the other tenants of the Office Park.

30. Renewal of Term.

Provided that this Lease shall be in full force and effect and that Tenant shall not then be in default, Tenant shall have the right, at Tenant’s sole option, to extend the Lease for one (1) consecutive additional period of five (5) years (such additional period being hereinafter referred to as the “Renewal Period”, if exercised, and included in the definition of the Term). Such option to extend shall be exercised by Tenant giving written notice of the exercise to Landlord at least twenty-four (24) months prior to the expiration of the Initial Term of this Lease. The Renewal Period shall be for the same Basic Rent payable during the last Lease Year of the Initial Term, escalated at the commencement of the Renewal Period and at the commencement of each Lease Year thereafter by the inflation Adjustment, and upon the same terms, covenants and conditions set forth in this Lease with respect to the Initial Term, and Tenant’s obligations to pay Operating Expense Increases pursuant to Section 3(b) shall continue without interruption during the Renewal Period. In the event Tenant defaults beyond any applicable cure period under this Lease after providing notice of exercise of its renewal option but prior to the expiration of the Initial Term, such exercise shall, at Landlord’s option exercised by written notice to Tenant, be ab initio.

31. Shuttle Service.

Landlord shall provide for Tenant’s employees, other tenants of the Building and other adjacent buildings owned by Landlord or affiliates, and the employees of such other tenants a private shuttle bus service between the Building and the Vienna Metro Station. Subject to Unavoidable Delays, the shuttle bus service shall be provided throughout the Term and continuously during the hours between 7:00 a.m. and 8:00 p.m. on Business Days. Landlord shall use shuttle buses which have reasonably adequate seating capacity taking into account average passenger usage from time to time. Landlord shall provide private shuttle bus service for Tenant’s employees at times in addition to those specified in this Section, at Tenant’s expense, as mutually agreed upon by Landlord and Tenant. Landlord shall charge Tenant for after-hours service at an hourly rate from time to time established by Landlord, in its sole discretion, but in no event will the rate per hour charged to Tenant be more than an amount per hour which represents Landlord’s reasonable estimate of its actual cost of providing such after-hours service, including labor, cost of fuel, and wear and tear on equipment, plus an allowance of 10% thereof to cover general overhead. In the event the same after-hours service is also requested by other tenants of the Building (or any other building owned by Landlord or its affiliates) in addition to Tenant, the charge therefor to each tenant requesting such after-hours service shall be a pro-rated amount based upon the net rentable area of the leased premises of all tenants requesting such after-hours service. Payment for such charges shall be due and payable to Landlord within 15 days after Tenant’s receipt of an invoice therefor. Any dispute between Landlord and Tenant with respect to the adequacy of Landlord’s shuttle bus service shall be submitted to mediation pursuant to Section 28.

32. Leasing Commission.

Landlord and Tenant each represent and warrant to the other that neither of them has employed any broker, other than The Carey Winston Company, in carrying on the negotiations relative to this Lease. Tenant shall pay any commission due The Carey Winston Company in connection with this Lease. Landlord and Tenant shall each indemnify and hold harmless the other from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

33. Telephone Switch.

Tenant intends, at its expense, to install a telephone switch in the Office Space to provide telephone service to the Leased Premises. Subject to agreement by Landlord and Tenant on marketing arrangements and other matters, Tenant shall have the right to use its telephone switch to provide telephone service to other tenants of the Building and any adjacent office building located in the Office Park. Tenant hereby agrees to indemnify and hold harmless Landlord from and against any and all claims, cases, actions, damages, liabilities and expenses (including attorneys’ fees) that arise from or are in connection with Tenant’s provision of telephone services to other tenants.

34. General Provisions.

(a) Binding Effect. The covenants, conditions, agreements, terms and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and, subject to the provisions of Section 15, each of their respective personal representatives, successors and assigns.

(b) Governing Law. It is the intention of the parties hereto that this Lease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of Virginia.

(c) Waivers. No failure by Landlord to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by the Landlord of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term, covenant, agreement, provision, condition or limitation. No term, covenant, agreement, provision, condition or limitation of this Lease to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord or by Tenant, as the case may be. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant, agreement, provision, condition and limitation of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

(d) Notices. No notice, request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and is delivered in person or sent by registered or certified mail, return receipt requested, first-class postage prepaid, (1) if to Landlord, at Landlord’s Notice Address, or (2) if to Tenant, at Tenant’s Notice Address, or as any other address that may be given by one party to the other by notice pursuant to this subsection. Such notices, if sent by registered or certified mail, shall be deemed to have been given at the time of mailing.

(e) Entire Agreement. It is understood and agreed by and between the parties hereto that this Lease contains the final and entire agreement between said parties, and that they shall not be bound by any terms, statements, conditions or representations, oral or written, express or implied, not herein contained. It is understood and agreed, however, that the terms hereof shall be modified, if so required, for the purposes of complying with or fulfilling the requirements of any Mortgagee secured by a first Mortgage that may now be or hereafter become a lien on the Building, provided, however, that such modification shall not be in substantial derogation or diminution of any of the rights of the parties hereunder, nor increase any of the obligation or liabilities of the parties hereunder.

(f) Jury Trial. Landlord and Tenant each hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by either Landlord or Tenant against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant and/or Tenant’s use or occupancy of the Leased Premises.

(g) Venue. Tenant hereby waives any objection to the venue of any action filed by Landlord against Tenant in any state or federal court in the jurisdiction in which the Building is located, and Tenant further waives any right, claim or power, under the doctrine of forum non conveniens or otherwise, to transfer any such action filed by Landlord to any other court.

(h) Corporate Authority. Concurrently with the signing of this Lease, Tenant shall furnish to Landlord certified copies of the resolutions of its Board of Directors (or of the executive committee of its Board of Directors) authorizing Tenant to enter into this Lease; and Tenant shall also furnish to Landlord evidence (reasonably satisfactory to Landlord and its counsel) that Tenant is a duly organized corporation in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business in good standing in the State of Virginia, has the power and authority to enter into this Lease, and that all corporate action requisite to authorize Tenant to enter into this Lease has been duly taken.

(i) Time of the Essence. Time is of the essence in the performance of Landlord’s and Tenant’s obligations under this Lease.

(j) Gender. Wherever appropriate herein, the singular includes the plural and the plural includes the singular.

(k) Invalidity. If any provision of this Lease shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

(l) Captions. The captions in this Lease are for convenience only and shall not affect the interpretation of the provisions hereof.

(m) No Partnership. This Lease is not intended to create a partnership or joint venture between Landlord and Tenant in the conduct of their respective businesses.

(n) Counterparts. This Lease has been executed in several counterparts, but all counterparts shall constitute one and the same instrument.

(o) Deed of Lease. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a deed of lease.

35. Approval of Building Food Service Tenants.

Throughout the Lease Term, Landlord shall not lease any space in the Building to a food service tenant, or approve the transfer of any lease of space in the Building to a food service tenant, without Tenant’s prior written approval of such food service tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

36. Termination of Prior Lease.

This Lease entirely supersedes the Lease Agreement dated January 30, 1987, as amended by the First Amendment, the Second Amendment and the Third Amendment, and the Lease Agreement dated January 30, 1987, as amended, is hereby terminated.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed by their duly authorized partners or officers as of the day and year first above written.

Landlord

HMCE ASSOCIATES LIMITED
PARTNERSHIP, R.L.L.P.

By	/s/ [ILLEGIBLE]

Tenant

ICF KAISER HUNTERS BRANCH LEASING, INC.

By	/s/ TIMOTHY P. O’CONNOR